Exhibit 99.2

PLY GEM MIDCO, INC. AND SUBSIDIARIES
FINANCIAL REPORTING FOR THE
QUARTERLY PERIOD ENDED September 29, 2018

TABLE OF CONTENTS

FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) - Three months September 29, 2018 and September 30, 2017	2

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)- The period from January 1, 2018 to April 12, 2018, the period from April 13, 2018 to September 29, 2018 and the nine months ended September 30, 2017	3

Condensed Consolidated Balance Sheets - September 29, 2018 (Successor) and December 31, 2017 (Predecessor)	4

Condensed Consolidated Statements of Cash Flows - The period from January 1, 2018 to April 12, 2018, the period from April 13, 2018 to September 29, 2018 and the nine months ended September 30, 2017	5

Notes to Condensed Consolidated Financial Statements	6

PLY GEM MIDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(Amounts in thousands, except shares and per share data)	Successor	Predecessor
	Three months ended	Three months ended
	September 29, 2018	September 30, 2017
Net sales	$684,355	$564,663
Cost of products sold	516,298	432,697
Gross profit	168,057	131,966
Operating expenses:
Selling, general and administrative expenses	77,426	64,724
Acquisition related expenses	8,602	—
Amortization of intangible assets	28,366	5,341
Total operating expenses	114,394	70,065
Operating earnings	53,663	61,901
Foreign currency gain	612	810
Interest expense	(45,378)	(17,545)
Interest income	47	27
Tax receivable agreement liability adjustment	901	—
Income before provision for income taxes	9,845	45,193
Provision for income taxes	13,087	17,659
Net income (loss)	$(3,242)	$27,534
Comprehensive income (loss)	$(3,483)	$29,414

Net income (loss) attributable to common shareholders per share:
Basic	$(0.51)	$0.40
Diluted	$(0.51)	$0.40
Weighted average shares outstanding:
Basic	6,379,748	68,459,278
Diluted	6,379,748	68,913,421

See accompanying notes to condensed consolidated financial statements.

2

PLY GEM MIDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(Amounts in thousands, except shares and per share data)	Successor	Predecessor	Predecessor
	April 13, 2018 -	January 1, 2018 -	Nine months ended
	September 29, 2018	April 12, 2018	September 30, 2017
Net sales	$1,282,291	$529,643	$1,539,445
Cost of products sold	995,700	426,674	1,181,066
Gross profit	286,591	102,969	358,379
Operating expenses:
Selling, general and administrative expenses	147,238	81,364	202,610
Acquisition related expenses	19,788	67,802	—
Amortization of intangible assets	52,462	6,105	15,943
Total operating expenses	219,488	155,271	218,553
Operating earnings (loss)	67,103	(52,302)	139,826
Foreign currency gain (loss)	(904)	(132)	1,582
Interest expense	(89,165)	(19,054)	(51,830)
Interest income	71	22	60
Tax receivable agreement liability adjustment	901	(5,237)	—
Income (loss) before provision (benefit) for income taxes	(21,994)	(76,703)	89,638
Provision (benefit) for income taxes	1,659	(9,923)	35,882
Net income (loss)	$(23,653)	$(66,780)	$53,756
Comprehensive income (loss)	$(30,638)	$(67,106)	$56,504

Net income (loss) attributable to common shareholders per share:
Basic	$(3.71)	$(0.97)	$0.79
Diluted	$(3.71)	$(0.97)	$0.78
Weighted average shares outstanding:
Basic	6,379,748	68,557,814	68,431,494
Diluted	6,379,748	68,557,814	68,967,328

See accompanying notes to condensed consolidated financial statements.

3

PLY GEM MIDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Successor	Predecessor
(Amounts in thousands, except share amounts)	September 29, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$39,891	$71,416
Accounts receivable, less allowances of $4,471 and $3,137, respectively	334,538	249,533
Inventories:
Raw materials	105,157	79,330
Work in process	44,652	36,440
Finished goods	97,419	80,721
Total inventory	247,228	196,491
Prepaid expenses and other current assets	36,892	45,900
Total current assets	658,549	563,340
Property and Equipment:
Land	7,007	8,229
Buildings and improvements	72,257	68,005
Machinery and equipment	245,104	450,554
Total property and equipment	324,368	526,788
Less accumulated depreciation	(15,698)	(352,256)
Total property and equipment, net	308,670	174,532
Other Assets:
Intangible assets, net	1,635,031	83,675
Goodwill	1,242,952	480,563
Deferred income taxes	—	10,523
Other	7,072	6,934
Total other assets	2,885,055	581,695
	$3,852,274	$1,319,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$95,466	$85,720
Accrued expenses	238,310	185,857
Current portion of payable to related parties pursuant to tax receivable agreement	23,993	51,356
Current portion of long-term debt	17,550	4,300
Total current liabilities	375,319	327,233
Deferred income taxes	335,943	1,530
Long-term portion of payable to related parties pursuant to tax receivable agreement	23,362	18,125
Other long-term liabilities	96,709	83,424
Long-term debt	2,413,596	807,334

Commitments and contingencies

Stockholders’ Equity:
Preferred stock $0.01 par, 50,000,000 shares authorized, none issued and outstanding at December 31, 2017 (Predecessor)	—	—
Common stock $0.01 par, 6,379,748 issued and outstanding at September 29, 2018 (Successor) and common stock $0.01 par, 250,000,000 shares authorized 68,515,697 issued and outstanding at December 31, 2017 (Predecessor)	64	685
Additional paid-in-capital	637,911	756,096
Accumulated deficit	(23,653)	(645,090)
Accumulated other comprehensive loss	(6,977)	(29,770)
Total stockholders’ equity	607,345	81,921
	$3,852,274	$1,319,567

See accompanying notes to condensed consolidated financial statements.

4

PLY GEM MIDCO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Successor	Predecessor	Predecessor
	April 13, 2018 - September 29, 2018	January 1, 2018 - April 12, 2018	Nine months ended September 30, 2017
Cash flows from operating activities:
Net income (loss)	$(23,653)	$(66,780)	$53,756
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization expense	68,160	15,274	39,792
Fair-value premium on purchased inventory	35,443	—	—
Non-cash acquisition costs	(4,498)	37,922	—
Non-cash restructuring costs	3,176	127	1,198
Non-cash interest expense, net	11,662	3,748	10,595
(Gain) loss on foreign currency transactions	904	132	(1,582)
Non-cash litigation expense	—	—	650
Stock based compensation	—	239	585
Deferred income taxes	(22,092)	(108)	30,425
Tax receivable agreement liability adjustment	(901)	5,237	—
Increase in tax uncertainty	101	93	202
Gain on sale of building	—	—	(1,880)
Other	(22)	(2)	(75)
Changes in operating assets and liabilities:
Accounts receivable, net	(64,140)	5,251	(97,941)
Inventories	5,896	(38,638)	(34,163)
Prepaid expenses and other assets	6,670	27,760	(104)
Accounts payable	(24,428)	14,253	18,715
Accrued expenses	78,515	(7,372)	(13,445)
Cash payments on restructuring liabilities	(1,203)	(218)	(693)
Securities litigation settlement payment	—	(9,299)	—
Cash payments on acquisition related expenses	(56,409)	(20,343)	—
Other	(3,848)	(630)	(237)
Net cash provided by (used in) operating activities	9,333	(33,354)	5,798
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,754,799)	—	—
Capital expenditures	(23,399)	(11,288)	(28,577)
Proceeds from sale of assets	70	11	2,439
Net cash used in investing activities	(2,778,128)	(11,277)	(26,138)
Cash flows from financing activities:
Proceeds from long-term debt	2,376,712	—	—
Net revolver borrowings	110,000	40,000	—
Payments on long-term debt	(4,388)	(1,075)	(3,225)
Cash payments on tax receivable agreement	—	(26,462)	—
Proceeds from equity contribution	425,203	—	—
Payments to tax authority for employee stock based compensation	—	—	(1,186)
Proceeds from exercises of employee stock options	—	2,862	745
Cash payments on appraisal shares liability	(41,368)	—	—
Debt issuance costs paid	(56,892)	—	—
Net cash provided by (used in) financing activities	2,809,267	15,325	(3,666)
Impact of exchange rate movements on cash	(581)	(55)	806
Net increase (decrease) in cash and cash equivalents	39,891	(29,361)	(23,200)
Cash and cash equivalents at the beginning of the period	—	71,416	51,597
Cash and cash equivalents at the end of the period	$39,891	$42,055	$28,397

See accompanying notes to condensed consolidated financial statements.

5

PLY GEM MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Ply Gem Midco, Inc. and its subsidiaries (referred to herein as “Ply Gem Midco”, “Ply Gem”, the “Company”, “we”, “us”, or “our”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The condensed consolidated financial statements prior to and including April 12, 2018 represent the financial information of Ply Gem Holdings, Inc. and its subsidiaries prior to the Merger (as defined below) (see Note 2 - Acquisitions), and are labeled as Predecessor (“Predecessor”) (referred to as the "Company" in the Predecessor period). The condensed consolidated financial statements for the periods beginning and subsequent to April 13, 2018 represent the financial information of Ply Gem Midco and its subsidiaries subsequent to the Merger and are labeled as Successor (referred to as the “Company” in the Successor period). Due to the change in the basis of accounting resulting from the Merger, the condensed consolidated financial statements for these reporting periods are not comparable. As described herein, the condensed consolidated financial statements as of December 31, 2017 reflect solely Ply Gem Holdings, Inc. and its subsidiaries while the condensed consolidated financial statements as of September 29, 2018 reflect Ply Gem Midco.

The condensed consolidated balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements of Ply Gem Holdings, Inc. (“Ply Gem Holdings”) the former principal company before the Merger (as defined below) on April 12, 2018 (see Note 2 - Acquisitions for more information on the legal entity structure change for the Company) at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements, and as such should be read in conjunction with the Company’s latest audited annual financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore, the financial results of certain fiscal quarters will not be comparable to the prior and subsequent fiscal quarters. The accompanying financial statements include the Company’s condensed consolidated statements of operations and comprehensive income (loss) for the period from January 1, 2018 to April 12, 2018, the period from April 13, 2018 to September 29, 2018, the three months ended September 29, 2018, and the three and nine months ended September 30, 2017, the condensed consolidated statements of cash flows for the period from January 1, 2018 to April 12, 2018, the period from April 13, 2018 to September 29, 2018 and the nine months ended September 30, 2017, and the condensed consolidated balance sheets as of September 29, 2018 and December 31, 2017.

Ply Gem is a diversified manufacturer of residential and commercial building products, which are sold primarily in the United States and Canada, and include a wide variety of products for the residential and commercial construction, the do-it-yourself and the professional remodeling and renovation markets. The demand for the Company’s products is seasonal, particularly in the Northeast and Midwest regions of the United States and Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home repair and remodeling and new home construction sectors. The Company’s sales are usually lower during the first and fourth quarters.

To a significant extent our performance is dependent upon the levels of home repair and remodeling and new home construction spending, all of which are affected by such factors as interest rates, inflation, consumer confidence, unemployment, and availability of consumer credit.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Ply Gem Midco and its subsidiaries, all of which are wholly owned. All intercompany accounts and transactions have been eliminated.

6

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Concurrent with the Merger, the Company elected to apply pushdown accounting. Pushdown accounting refers to the use of the acquirer’s basis in the preparation of the acquiree’s separate financial statements as the new basis of accounting for the acquiree. See Note 2 - Acquisitions for a discussion of the Merger and the related impact of pushdown accounting on the Company’s condensed consolidated financial statements.

Accounting Policies and Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company periodically evaluates the judgments and estimates used in their critical accounting policies to ensure that such judgments and estimates are reasonable. Such estimates include the allowance for doubtful accounts receivable, rebates, pensions, valuation of inventories, warranty reserves, insurance reserves, legal contingencies, assumptions used in purchase accounting and the calculation of income taxes and the tax receivable agreement liability, projected cash flows used in the goodwill and intangible asset impairment tests, and environmental accruals and other contingencies. These judgments are based on the Company’s historical experience, current trends and information available from other sources, and are based on management’s best estimates and judgments. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Volatile equity markets, foreign currency, and litigation risk have combined to increase the uncertainty inherent in such estimates and assumptions. If different conditions result from those assumptions used in the Company’s judgments, actual results could be materially different from the Company’s estimates.

Cash and Cash Equivalents

Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less and that are readily convertible into cash.

Net Sales

The Company recognizes sales upon the shipment of products, net of applicable provisions for discounts and allowances.  Generally, the customer takes title upon shipment and assumes the risks and rewards of ownership of the product.  For certain products, it is industry practice that customers take title to products upon delivery, at which time revenue is then recognized by the Company.  Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome.  Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed upon with the Company’s various customers, which are typically earned by the customer over an annual period.

The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements.  Customer returns are recorded as a reduction to sales on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period.  The Company generally estimates customer returns based upon the time lag that historically occurs between the sale date and the return date while also factoring in any new business conditions that might impact the historical analysis such as new product introduction.  The Company also provides for estimates of warranty and shipping costs at the time of sale.  Shipping and warranty costs are included in cost of products sold.

7

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers, as of January 1, 2018. ASU 2014-09 provides enhancements to the quality and consistency of how revenue is reported while also improving comparability in the financial statements of companies reporting using IFRS and GAAP. The core principle of this update is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company has evaluated the new disclosures required by the standard and determined that additional disaggregated revenue disclosures are necessary. The following disaggregated revenue disclosure details net sales by segment:

Siding, Fencing, and Stone Net Sales Disaggregation	For the three months ended
	September 29, 2018	September 30, 2017
Vinyl siding	$153,272	$154,632
Metal	72,410	71,878
Injection molded	24,850	23,364
Stone	6,783	6,897
Other products	17,912	21,408
Total	$275,227	$278,179

Siding, Fencing, and Stone Net Sales Disaggregation	For the nine months ended
	September 29, 2018	September 30, 2017
Vinyl siding	$403,767	$404,105
Metal	198,849	189,942
Injection molded	59,390	58,727
Stone	19,419	19,908
Other products	66,934	59,927
Total	$748,359	$732,609

Windows and Doors Net Sales Disaggregation	For the three months ended		For the three months ended
	September 29, 2018		September 30, 2017
	New Construction	Repair & Remodel	New Construction	Repair & Remodel
Vinyl	$232,922	$149,855	$180,043	$84,900
Aluminum	13,019	19	9,601	—
Other	12,863	450	11,887	53
Total	$258,804	$150,324	$201,531	$84,953

Windows and Doors Net Sales Disaggregation	For the nine months ended		For the nine months ended
	September 29, 2018		September 30, 2017
	New Construction	Repair & Remodel	New Construction	Repair & Remodel
Vinyl	$635,392	$357,124	$512,317	$231,518
Aluminum	37,412	59	29,427	—
Other	31,724	1,864	33,451	123
Total	$704,528	$359,047	$575,195	$231,641

8

Accounts Receivable

Accounts receivable-trade are recorded at their net realizable value. The allowance for doubtful accounts was $4.5 million at September 29, 2018 and $3.1 million at December 31, 2017. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates the allowance for doubtful accounts based on a variety of factors including the length of time receivables are past due, the financial health of its customers, unusual macroeconomic conditions and historical experience. If the financial condition of its customers deteriorates or other circumstances occur that result in an impairment of customers’ ability to make payments, the Company records additional allowances as needed. The Company writes off uncollectible trade accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted and/or any legal action taken by the Company has concluded.

Inventories

Inventories in the accompanying condensed consolidated balance sheets are valued at the lower of cost or net realizable value and are determined by the first-in, first-out (FIFO) method. The Company records provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause actual results to differ from the estimates at the time such inventory is disposed or sold. As of September 29, 2018, the Company had inventory purchase commitments of approximately $28.9 million.

Inventory provisions were approximately $11.4 million at September 29, 2018 increasing approximately $3.6 million from the provision of approximately $7.8 million at December 31, 2017. This increase can be attributed to the Merger (Note 2 - Acquisitions).

Property and Equipment

Property and equipment are presented at cost. Depreciation of property and equipment are provided on a straight-line basis over estimated useful lives, which are generally as follows:

Buildings and improvements	8-25 years
Machinery and equipment, including leases	5-8 years
Leasehold improvements	Term of lease or useful life, whichever is shorter

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized in operations. During the nine months ended September 30, 2017, the Company recognized a $1.9 million gain on sale of a Canadian building as the Company consolidated windows and siding operations into a new leased facility in Saskatoon. The gain on sale has been recorded within selling, general, and administrative expenses in the Company’s condensed consolidated statements of operations and comprehensive income (loss).

Long-lived Assets, Goodwill and Other Intangible Assets

Long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs an undiscounted operating cash flow analysis to determine if impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on the asset’s fair value and the discounted cash flows.

9

The Company tests for long-lived asset impairment at the following asset group levels: (i) the combined U.S. Siding, Fencing and Stone companies in the Siding, Fencing and Stone segment (“Siding”), (ii) the combined U.S. Windows companies in the Windows and Doors segment (“U.S. Windows”), (iii) the combined Simonton windows companies in the Windows and Doors segment, (iv) Gienow Canada Inc. (“Gienow Canada”) (a combined Western Canadian company created by the January 2014 amalgamation of the Company’s legacy Western Canadian business and the Gienow entity acquired in April 2013) in the Windows and Doors segment, (v) Mitten in the Siding, Fencing and Stone segment, and (vi) the combined Atrium Corporation (“Atrium”) companies in the Windows and Doors segment. For purposes of recognition and measurement of an impairment loss, a long-lived asset or asset group should represent the lowest level for which an entity can separately identify cash flows that are largely independent of the cash flows of other assets and liabilities. There were no indicators of impairment during the three and nine months ended September 29, 2018.

Goodwill and other intangible assets

Purchase accounting involves judgment with respect to the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. For significant acquisitions, the Company values items such as property and equipment and acquired intangibles based upon appraisals. The Company evaluates goodwill for impairment on an annual basis and whenever events or business conditions warrant. All other intangible assets are amortized over their estimated useful lives and are assessed for impairment as necessary. The Company assesses goodwill for impairment at the November month end each year and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value. To evaluate goodwill for impairment, the Company estimates the fair value of reporting units considering such factors as discounted cash flows and valuation multiples for comparable publicly traded companies. A significant reduction in projected sales and earnings, which would lead to a reduction in future cash flows, could indicate potential impairment. There were no indicators of impairment during the three and nine months ended September 29, 2018 that would trigger an interim impairment test. The Company will continue to evaluate goodwill during future periods and future declines in the residential housing and repair and remodeling markets could result in goodwill impairments.

Debt Issuance Costs

Debt issuance costs, composed of facility, agency, and certain legal fees associated with issuing new debt, are amortized over the contractual term of the related agreement using the effective interest method. Net debt issuance costs totaled approximately $58.3 million and $12.7 million as of September 29, 2018 and December 31, 2017, respectively, and have been recorded within long-term debt ($53.3 million at September 29, 2018 and $11.0 million at December 31, 2017) and other non-current assets ($5.0 million at September 29, 2018 and $1.7 million at December 31, 2017) in the accompanying condensed consolidated balance sheets. The debt issuance costs at September 29, 2018 included in other long-term assets relate to the ABL Facility (as defined below) while the debt issuance costs at December 31, 2017 relate to the Predecessor ABL Facility (as defined below). Amortization of debt issuance costs for the three months ended September 29, 2018 and September 30, 2017 was approximately $2.9 million and $0.9 million, respectively. Amortization of debt issuance costs for the nine months ended September 29, 2018 and September 30, 2017 was approximately $10.4 million and $2.6 million, respectively. Amortization of debt issuance costs is recorded in interest expense in the accompanying condensed consolidated statements of operations and comprehensive income (loss).

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period in which the rate change occurs. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

10

Estimates are required with respect to, among other things, the appropriate state income tax rates used in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for deferred tax assets that may not be realized in the future. The Company establishes reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged, and the positions may not be fully sustained. The Company, along with its U.S. affiliates, files a consolidated federal income tax return, separate state income tax returns, combined state returns, and unitary state returns. Gienow Canada, Mitten, and North Star all file separate Canadian federal income tax returns and separate provincial returns.

Tax receivable agreement (“TRA”) liability

The TRA liability generally provides for the payment by Ply Gem to the Tax Receivable Entity (as defined below) of 85% of the amount of cash savings, if any, in the U.S. federal, state and local income tax that Ply Gem actually realizes in periods ending after Ply Gem’s initial public offering as a result of (i) net operating loss carryovers (“NOLs”) from periods ending before January 1, 2013, (ii) deductible expenses attributable to the initial public offering and (iii) deductions related to imputed interest. Since the inception of the TRA liability with Ply Gem’s 2013 initial public offering through 2015, Ply Gem had been in a full valuation allowance for federal purposes and had partial valuation allowances on certain state and Canadian jurisdictions. As a result of Ply Gem’s tax valuation allowance position for federal and state purposes, Ply Gem historically calculated the TRA liability considering (i) current year taxable income only (due to the uncertainty of future taxable income associated with Ply Gem’s cumulative loss position) and (ii) future income due to the expected reversals of deferred tax liabilities. During the year ended December 31, 2016, Ply Gem released its valuation allowance on its federal deferred tax assets and certain state deferred tax assets for approximately $55.2 million due to positive factors outweighing negative evidence thereby allowing Ply Gem to achieve the “more likely than not” realization threshold. The factors surrounding the release of this valuation allowance thereby eliminated any uncertainty as to future taxable income. Consequently, for purposes of calculating the TRA liability, Ply Gem beginning with the year ended December 31, 2016 utilized future forecasts of taxable income beyond the 2016 tax year to determine the TRA liability. Ply Gem’s future taxable income estimate was used to determine the cumulative NOLs that are expected to be utilized and the TRA liability was accordingly adjusted using the 85% TRA rate as Ply Gem retains the benefit of 15% of the tax savings. During the Predecessor period January 1, 2018 through April 12, 2018, Ply Gem recognized a $5.2 million expense for the TRA liability as a result of the Merger (See Note 2- Acquisitions) and the change of control provisions within the TRA. As a result of the Merger and the subsequent change of control, the remaining portion of the TRA liability was recognized within the Predecessor period in the condensed consolidated statement of operations and comprehensive income (loss). As of September 29, 2018 and December 31, 2017, the Company had a $47.4 million and $69.5 million liability, respectively, for the amount due pursuant to the Tax Receivable Agreement.

Environmental

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Environmental remediation obligation accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. There were no recoveries recognized in the Company’s condensed consolidated balance sheets as of September 29, 2018 and December 31, 2017.

Commitments and Contingencies

The Company accrues for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes. Insurance recoveries are recorded as assets when their receipt is deemed probable. As of September 29, 2018 and December 31, 2017 the Company had a $0.0 million and $16.7 million insurance receivable recognized, respectively, in other current assets in the Company’s condensed consolidated balance sheets for the securities litigation (see Note 8 - Commitments and Contingencies).

11

Foreign Currency

Gienow Canada, Mitten and North Star, the Company’s Canadian subsidiaries, utilize the Canadian dollar as their functional currency. For reporting purposes, the Company translates the assets and liabilities of its foreign entities at the exchange rates in effect at period-end. Net sales and expenses are translated using average exchange rates in effect during the period. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income or loss in the accompanying condensed consolidated balance sheets.

The Company recorded a gain from foreign currency transactions of approximately $0.6 million for the three months ended September 29, 2018 and a gain of $0.8 million for the three months ended September 30, 2017. The Company recorded a loss from foreign currency transactions of approximately $1.0 million for the nine months ended September 29, 2018 and a gain of $1.6 million for the nine months ended September 30, 2017. During the nine months ended September 29, 2018, accumulated other comprehensive income (loss) included a currency translation loss of approximately $7.6 million and a gain of approximately $4.2 million for the nine months ended September 30, 2017.

Derivative Financial Instruments

As of September 29, 2018, the Company had entered into foreign currency forward contract agreements to hedge approximately $40.4 million of its 2018 non-functional currency inventory purchases to protect the Company from variability in cash flows attributable to changes in the U.S. dollar relative to the Canadian dollar.

The Company has designated these forward contracts as cash flow hedges. As a cash flow hedge, unrealized gains are recognized as assets while unrealized losses are recognized as liabilities. These forward contract agreements are highly correlated to the changes in foreign currency rates to which the Company is exposed. Unrealized gains and losses on these agreements are designated as effective or ineffective. The effective portion of such gains or losses is recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses is recorded as a component of cost of goods sold. Future realized gains and losses in connection with each inventory purchase will be reclassified from accumulated other comprehensive income or loss to cost of goods sold.

The changes in fair values of derivatives that have been designated and qualify as cash flow hedges are recorded in accumulated other comprehensive income or loss and are reclassified into cost of goods sold in the same period the hedged item affects earnings. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair value or cash flows of the underlying exposures being hedged. The changes in the fair value of derivatives that do not qualify as effective are immediately recognized in earnings.

The gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income or loss to current period earnings are included in the line item in which the hedged item is recorded in the same period the forecasted transaction affects earnings. As of September 29, 2018, approximately $0.3 million of the deferred net asset on derivative instruments included in accumulated other comprehensive loss is expected to be reclassified against cost of goods sold during the next three months. This expectation is based on the expected timing of the occurrence of the hedged forecasted transactions. During the three and nine months ended September 29, 2018, the Company recognized $0.5 million and $0.9 million, respectively, within earnings as a decrease to cost of goods sold in the condensed consolidated statement of operations and comprehensive income (loss). During the three and nine months ended September 30, 2017, the Company recognized $0.5 million and $0.0 million, respectively, within earnings as an increase to cost of goods sold in the condensed consolidated statement of operations and comprehensive income (loss).

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The fair value of the foreign currency forward contract agreements are estimated using industry standard valuation models using market-based observable inputs, including spot rates, forward points, interest rates and volatility inputs (Level 2). A summary of the recorded asset and liability included in the accompanying condensed consolidated balance sheets is as follows:

(Amounts in thousands)	September 29, 2018	December 31, 2017
Foreign currency hedge included in other current assets	$293	$6

Fair Value Measurement

The accounting standard for fair value discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Inputs that reflect the reporting entity’s own assumptions.

The hierarchy requires the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. The fair value of the long-term debt instruments was determined by utilizing available market information. The carrying value of the Company’s other financial assets and liabilities, inclusive of the $110.0 million indebtedness under the ABL Facility, approximates their fair value. The carrying and fair values of the Company’s population of recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

			Quoted Prices in Active Markets	Significant Other	Significant
(Amounts in thousands)		Fair	for Identical	Observable	Unobservable
	Carrying	Value	Assets	Inputs	Inputs
Description	Value	Total	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Senior Notes-8.00%	$645,000	$650,676	$650,676	$—	$—
Term Loan Facility	1,750,612	1,768,118	—	1,768,118	—
As of September 29, 2018	$2,395,612	$2,418,794	$650,676	$1,768,118	$—
Liabilities:
Senior Notes-6.50%	$650,000	$671,970	$671,970	$—	$—
Term Loan Facility	213,875	215,479	—	215,479	—
As of December 31, 2017	$863,875	$887,449	$671,970	$215,479	$—

Earnings (Loss) Per Common Share

Basic earnings (loss) per share (“EPS”) is computed based upon weighted-average shares outstanding during the period. Dilutive earnings per share is computed consistently with the basic computation while giving effect to all dilutive potential common shares and common share equivalents that were outstanding during the period. Ply Gem Midco uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards and unexercised stock options.

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The computation of the dilutive effect of other potential common shares excluded stock options and unvested restricted stock representing approximately 1.0 million shares of common stock for the period from January 1, 2018 to April 12, 2018. There were no potentially dilutive shares outstanding for the period from April 13, 2018 to September 29, 2018. The computation of the dilutive effect of other potential common shares included stock options and unvested restricted stock representing approximately 0.5 million shares of common stock for each of the three and nine months ended September 30, 2017.

New Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-15 (“ASU 2018-15”), Intangibles - Goodwill and Other - Internal-use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns guidance for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with guidance for capitalizing implementation costs to develop or obtain internal-use software. Capitalized implementation costs will be expensed over the term of the arrangement and presented in the same line item in the statement of operations as the fees associated with the service contract. The provisions of ASU 2018-15 are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years; early adoption is permitted. The Company is currently evaluating the effect that ASU 2018-15 will have on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair value measurement (Topic 820)—Disclosure framework—Changes to the disclosure requirements for fair value measurement. The ASU modifies the disclosure requirements for assets and liabilities measured at fair value. The requirements to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements have all been removed. However, the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period must be disclosed along with the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements (or other quantitative information if it is more reasonable). Finally, for investments measured at net asset value, the requirements have been modified so that the timing of liquidation and the date when restrictions from redemption might lapse are only disclosed if the investee has communicated the timing to the entity or announced the timing publicly. This ASU is effective for annual and interim reporting periods beginning after December 15, 2019. As the amendments are only disclosure related and we do not currently have any assets or liabilities that are measured based on Level 3 inputs, our consolidated financial statements will not be materially impacted by this update.

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740), Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. The ASU adds various SEC paragraphs pursuant to the issuance of the December 2017 SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which was effective immediately. The SEC issued SAB 118 to address concerns about reporting entities’ ability to timely comply with the accounting requirements to recognize all of the effects of the comprehensive tax legislation, H.R. 1, originally known as the Tax Cuts and Jobs Act (the “Tax Act”) in the period of enactment. SAB 118 allows for disclosure that timely determination of some or all of the income tax effects from the Tax Act is incomplete by the due date of the financial statements and if possible to provide a reasonable estimate. The Company has accounted for the tax effects of the Tax Act under the guidance of SAB 118, on a provisional basis. The accounting for certain income tax effects is incomplete, but the Company has determined reasonable estimates for those effects and has recorded provisional amounts in our condensed consolidated financial statements as of September 29, 2018 and December 31, 2017. The Company expects to complete our analysis within the measurement period in accordance with SAB 118.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU 2018-02 addresses the impact of adjustments to deferred taxes due to the reduction of the historical income tax rate to the newly enacted corporate income tax rate as required by the Tax Act. The amendments in this update allow reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the Tax Act. The effective date for the standard is for fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact of the pending adoption of this standard on its consolidated financial statements.

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In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principal of the guidance is that an entity should recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal years. Early adoption is permitted. The guidance and all relevant ASU updates are to be applied using a modified retrospective transition method with the option to elect a package of practical expedients. The Company is currently evaluating the impact of the adoption of this accounting standard and all relevant subsequent ASU updates on Topic 842 on its internal processes, operating results and financial reporting through a detailed review of existing lease arrangements. The Company has selected a lease accounting software tool to assist in the accounting for lease arrangements under the new accounting rules and is currently in the process of implementing the tool and abstracting lease contract data for input into the lease accounting tool.

2.	ACQUISITIONS

Merger Agreement

On January 31, 2018, Ply Gem Holdings entered into an Agreement and Plan of Merger (the “Ply Gem Merger Agreement”) with Ply Gem Midco and Pisces Merger Sub, Inc. (“Pisces Merger Sub”), each a wholly owned subsidiary of funds sponsored by Clayton, Dubilier & Rice, LLC (“CD&R”). Pursuant to the Ply Gem Merger Agreement, Pisces Merger Sub merged with and into Ply Gem Holdings, with Ply Gem Holdings surviving the merger as a wholly owned subsidiary of Ply Gem Midco (the “Ply Gem Merger”).  On April 12, 2018, the Ply Gem Merger closed and each of the Ply Gem Holdings issued and outstanding shares of common stock, par value $0.01 per share, were canceled and extinguished and converted into the right to receive $21.64 in cash, without interest (the “Merger Consideration”), less any applicable withholding taxes. As a result of the Ply Gem Merger, Ply Gem Holdings ceased to be a publicly traded company. Simultaneously on January 31, 2018, Ply Gem Parent, LLC (formerly known as Pisces Parent, LLC) (“Parent”), the indirect parent of Ply Gem Midco, and CD&R Atlas Merger Sub, Inc. (“Atlas Merger Sub”), each a wholly owned subsidiary of funds sponsored by CD&R, entered into an Agreement and Plan of Merger (the “Atrium Merger Agreement”) with Atrium and Atrium Intermediate Holdings, LLC. Pursuant to the terms of the Atrium Merger Agreement, Atlas Merger Sub merged with and into Atrium (the “Atrium Merger”), with Atrium surviving such merger as a wholly owned subsidiary of Parent. Following the completion of the Atrium Merger, Parent contributed the equity interest in Atrium to Ply Gem Intermediate, Inc. (formerly known as Pisces Holdings, Inc.) (“Intermediate”), the direct parent of Ply Gem Midco, and Intermediate contributed such interest to Ply Gem Midco immediately thereafter (the “Contribution” and together with the Ply Gem Merger and the Atrium Merger, the “Transactions”). In connection with Transactions, Golden Gate Capital and other minority owners of Atrium prior to the Transactions received 2,127,718 units, or approximately 33% ownership of Parent. As a result of the Transactions, Ply Gem Midco was the accounting and legal acquirer of Ply Gem Holdings and Atrium.

Atrium manufactures vinyl and aluminum windows and patio doors. Atrium is a leading regional vinyl windows manufacturer with a strong position in repair and remodeling in the Southeast and South Central U.S. and in the high-end dealer market in Ontario. Atrium has manufacturing plant locations in North Carolina, Texas, and Ontario. On a pro forma basis, the Company’s market exposure by net sales is expected to be approximately 53% and 47% for the new construction and repair and remodeling markets, respectively. Atrium strategically fits into Ply Gem Holding’s existing footprint and broadens its service offering to existing and new customers within the building product industry. The Company accounted for the acquisition of Atrium as an acquisition in accordance with the provisions of Accounting Standards Codification 805, Business Combinations, which results in a new valuation for the assets and liabilities of both Atrium and Ply Gem Holdings based upon fair values as of the acquisition date.

The final acquisition accounting allocation remains subject to further adjustments. The specific accounts subject to ongoing acquisition accounting adjustments include various income tax assets and liabilities, accounts receivable, inventories, prepaid expenses and other current assets, goodwill, intangibles, accounts payable, accrued expenses, accrued warranties and other liabilities. Therefore, the measurement date remains open as of September 29, 2018, and the preliminary acquisition accounting allocation detailed below is subject to further adjustment. The Company anticipates completing these acquisition accounting adjustments during the first quarter of 2019.

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Purchase Price Allocation

The Merger resulted in a new basis of accounting for Ply Gem Holdings, and in accordance with Ply Gem Midco’s election to apply pushdown accounting, the impact of the Merger has been recognized in the Successor periods of the Company’s condensed consolidated financial statements. The acquisition was funded through an equity contribution of $425.2 million by CD&R and borrowings under the Term Loan Facility (as defined below), issuance of the 8.00% Senior Notes (as defined below) and borrowings under the ABL Facility. See Note 6 - Long-Term Debt for further information on these debt instruments. The following table summarizes the final allocation of the $3,064.3 million purchase price to the assets acquired and liabilities assumed ($2,453.7 million for Ply Gem Holdings and $610.6 million for Atrium), which consists of $2,754.8 million of cash consideration, $212.8 million of non-cash consideration in the form of an equity rollover by Golden Gate Capital and $96.7 million of accrued purchase price consideration:

(Amounts in thousands)
Assets acquired:
Accounts receivable	$270,481
Inventories	288,611
Prepaid expenses and other current assets	32,966
Property and equipment	301,963
Intangible assets (tradenames/customer relationships)	1,689,600
Goodwill	1,244,631
Other assets	10,556
Total assets acquired	3,838,808
Liabilities assumed:
Accounts payable (1)	119,882
Tax receivable agreement liability	48,256
Other liabilities	146,867
Accrued long-term warranty	73,092
Deferred income taxes	359,401
Other long-term liabilities	26,997
Total liabilities assumed	774,495
Net assets acquired	$3,064,313

(1) This balance includes ($2.0 million) of negative cash assumed in the transaction.

There was $711.9 million of goodwill allocated to the Siding, Fencing and Stone Segment and $532.7 million allocated to the Windows and Doors segment and none of the goodwill is expected to be deductible for tax purposes. The goodwill is attributable to the workforce of the acquired business and the synergies expected to be realized after the Company’s acquisition of Atrium. As of the acquisition date and as of September 29, 2018, the Company was in a net deferred tax liability position, which was evaluated with Atrium’s existing net deferred tax liability position as of September 29, 2018 and considering Atrium’s full valuation allowance position. As a result of the deferred tax liabilities recognized in connection with the Merger and related purchase accounting, Atrium’s full valuation allowance was reversed through goodwill in purchase accounting.

For the three and nine months ended September 29, 2018, Atrium contributed net sales of approximately $105.0 million and $193.9 million, respectively, and net income of $14.2 million and $28.9 million, respectively from the acquisition date (April 12, 2018), which has been included within the Company’s condensed consolidated statement of operations. If the Atrium acquisition would have occurred at the beginning of 2017, the Company’s consolidated net sales would have been $684.4 million and $662.5 million for the three months ended September 29, 2018 and September 30, 2017, respectively, with a net loss of $3.2 million and net income $33.2 million for the three months ended September 29, 2018 and September 30, 2017, respectively. If the Atrium acquisition would have occurred at the beginning of 2017, the Company’s consolidated net sales would have been $1,897.2 million and $1,796.6 million for the nine months ended September 29, 2018 and September 30, 2017, respectively, with a net loss of $100.7 million and net income of $59.4 million for the nine months ended September 29, 2018 and September 30, 2017, respectively.

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Acquisition costs

During the nine months ended September 29, 2018, the Company incurred $87.6 million of acquisition-related costs for the Merger. These expenses are included in acquisition related expense in the Company’s condensed consolidated statement of operations and comprehensive income (loss)within the unallocated segment. Acquisition costs are comprised of the following:

Professional fees	$39,748
Long-term incentive plan liability acceleration based on change of control	29,626
Transaction bonuses	8,900
Other	9,316
$87,590

Subsequent events

On August 17, 2018, Ply Gem Midco signed a Membership Interest Purchase Agreement (the “Silver Line Agreement”) with Andersen Corporation (“Andersen”) to acquire Andersen’s vinyl windows business for approximately $190.0 million. As part of the deal, Ply Gem Midco acquired the portfolio of products sold under the Silver Line and American Craftsman brands, four manufacturing plants and associated distribution and support services. Pursuant to the Silver Line Agreement, subject to the satisfaction or waiver of specified conditions, Andersen sold all of the outstanding ownership units in Silver Line Building Products LLC (“Silver Line”) to Ply Gem Midco (the “Silver Line Acquisition”).  On October 14, 2018, the Silver Line Acquisition closed and each of Andersen’s units in Silver Line were transferred to Ply Gem Midco for a total purchase price of $194.2 million, inclusive of the net working capital adjustment. Ply Gem Midco used the proceeds of borrowings under the ABL Facility to consummate the Silver Line Acquisition. In connection with the Silver Line Acquisition, the Company also entered into an incremental asset-based revolving credit facility in an aggregate principal amount of $36.0 million under the ABL Credit Agreement (as defined below).

During July 2018, Ply Gem Parent, LLC announced that they have signed a definitive agreement with NCI Building Systems, Inc. (“NCI”), a leading manufacturer of exterior building products for commercial construction under which the two companies will combine in a stock-for-stock merger (the “NCI Combination”). The NCI Combination closed on November 16, 2018. In connection with the NCI Combination, the Company entered into (i) an incremental term loan facility in an aggregate principal amount of $805.0 million under the Cash Flow Credit Agreement (as defined below) and (ii) an incremental asset-based revolving credit facility in an aggregate principal amount of $215.0 million under the ABL Credit Agreement. The proceeds of this incremental term loan facility were used to, among other things, (a) finance the NCI Combination and to pay certain fees, premiums and expenses incurred in connection therewith, (b) repay in full amounts outstanding under the NCI’s existing secured term loan facility and secured asset-based revolving credit facility and (c) repay $325.0 million of borrowings outstanding under the ABL Facility. On November 16, 2018, in connection with the consummation of the NCI Combination, NCI assumed (i) the obligations of Ply Gem Midco as borrower under the Cash Flow Credit Agreement, (ii) the obligations of Ply Gem Midco as parent borrower under the ABL Credit Agreement and (iii) the obligations of Ply Gem Midco as issuer under the indenture governing the 8.00% Senior Notes.

Subsequent events have been evaluated through December 19, 2018, which is the date the financial statements were issued.

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3.	GOODWILL

The Company records the excess of the fair value of the acquisition consideration over the net tangible and intangible assets of acquired companies as goodwill.  The Company performs an annual test for goodwill impairment at the November month end each year and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  The Company has defined its reporting units and performs the impairment testing of goodwill at the operating segment level.  The Company has two reporting units: (1) Siding, Fencing and Stone and (2) Windows and Doors.  Separate valuations are performed for each of these reporting units in order to test for impairment.

The Company early adopted ASU No. 2017-04, Intangibles-Goodwill and other (Topic 350) during the nine months ended September 29, 2018.  As such, the Company measures the goodwill impairment as the amount by which the reporting unit’s carrying value exceeds its fair value not to exceed the carrying amount of goodwill in a reporting unit. The Company has elected not to utilize the qualitative Step Zero impairment assessment. There was no goodwill impairment for the year ended December 31, 2017 and no impairment indicators that would trigger an interim impairment test during the three and nine months ended September 29, 2018. However, the Company will continue to evaluate goodwill during future periods and future declines in the residential housing and repair and remodeling markets or the Company’s market capitalization could result in goodwill impairments.

To determine the fair value of its reporting units, the Company equally considers both the income and market valuation methodologies.  The income valuation methodology uses the fair value of the cash flows that the reporting unit can be expected to generate in the future. This method requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows for the reporting unit over a multi-year period as well as determine the weighted average cost of capital to be used as the discount rate.  The Company also utilizes the market valuation method to estimate the fair value of the reporting units by utilizing comparable public company multiples.  These comparable public company multiples are then applied to the reporting unit’s financial performance.  The market approach is more volatile as an indicator of fair value as compared to the income approach as internal forecasts and projections have historically been more stable.  Since each approach has its merits, the Company equally weighs the approaches to balance the internal and external factors affecting the Company’s fair value.

The Company’s fair value estimates of its reporting units and goodwill are sensitive to a number of assumptions including discount rates, cash flow projections, operating margins, and comparable market multiples.  In order to accurately forecast future cash flows, the Company estimates single family housing starts and the repair and remodeling market’s growth rates.  However, there is no assurance that: (1) valuation multiples will not decline, (2) discount rates will not increase, or (3) the earnings, book values or projected earnings and cash flows of the Company’s reporting units will not decline.

The reporting unit goodwill balances were as follows as of September 29, 2018 and December 31, 2017:

	Successor	Predecessor
(Amounts in thousands)	September 29, 2018	December 31, 2017
Siding, Fencing and Stone	$711,363	$349,954
Windows and Doors	531,589	130,609
	$1,242,952	$480,563

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The changes in the goodwill balances from December 31, 2017 to September 29, 2018 relate to the Merger on April 12, 2018 (see Note 2 - Acquisitions for more information on the Merger) and currency translation. A goodwill rollforward for 2018 is included in the table below:

	Windows and	Siding, Fencing
(Amounts in thousands)	Doors	and Stone
Balance as of December 31, 2017
Goodwill	$458,382	$472,181
Accumulated impairment losses	(327,773)	(122,227)
	$130,609	$349,954
Currency translation adjustments	(267)	(577)
Balance as of April 12, 2018
Goodwill	458,115	471,604
Accumulated impairment losses	(327,773)	(122,227)
	$130,342	$349,377
Elimination of Predecessor goodwill	(130,342)	(349,377)
Goodwill recognized from Merger	532,695	711,936
Currency translation adjustments	(1,106)	(573)
Balance as of September 29, 2018
Goodwill	$531,589	$711,363

4.	INTANGIBLE ASSETS

The table that follows presents the major components of intangible assets as of September 29, 2018 (Successor) and December 31, 2017 (Predecessor):

(Amounts in thousands)	Average Amortization Period		Accumulated	Net Carrying
	(in Years)	Cost	Amortization	Value
As of September 29, 2018
Trademarks/Tradenames	15	$182,700	$(5,672)	$177,028
Customer relationships	15	1,504,793	(46,790)	1,458,003
Total intangible assets	15	$1,687,493	$(52,462)	$1,635,031

As of December 31, 2017
Patents	14	$12,770	$(12,261)	$509
Trademarks/Tradenames	12	117,473	(88,853)	28,620
Customer relationships	13	219,614	(166,086)	53,528
Other	4	5,750	(4,732)	1,018
Total intangible assets	12	$355,607	$(271,932)	$83,675

The table that follows presents amortization expense for the respective periods:

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	Successor	Predecessor
(Amounts in thousands)	Three months ended September 29, 2018	Three months ended September 30, 2017
Amortization expense	$28,367	$5,341

The table that follows presents amortization expense for the year-to-date period:

	Successor	Predecessor	Predecessor
(Amounts in thousands)	April 13, 2018 - September 29, 2018	January 1, 2018 - April 12, 2018	Nine months ended September 30, 2017
Amortization expense	$52,462	$6,105	$15,943

Estimated amortization expense for the fiscal years 2018 through 2022 is shown in the following table:

Amortization
(Amounts in thousands)	expense

2018 (remainder of year)	$27,884
2019	112,500
2020	112,500
2021	112,500
2022	112,500

5.	COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss), net of tax is comprised of the following:

(Amounts in thousands)	Successor	Predecessor
	Three months ended September 29, 2018	Three months ended September 30, 2017
Net income (loss)	$(3,242)	$27,534
Foreign currency translation adjustment	482	2,321
Unrealized loss on derivative instruments	(723)	(441)
Comprehensive income (loss)	$(3,483)	$29,414

(Amounts in thousands)	Successor	Predecessor	Predecessor
	April 13, 2018 - September 29, 2018	January 1, 2018 - April 12, 2018	Nine months ended September 30, 2017
Net income (loss)	$(23,653)	$(66,780)	$53,756
Foreign currency translation adjustment	(7,004)	(643)	4,165
Unrealized gain (loss) on derivative instruments	19	317	(1,417)
Comprehensive income (loss)	$(30,638)	$(67,106)	$56,504

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6.	LONG-TERM DEBT

Long-term debt in the accompanying condensed consolidated balance sheets at September 29, 2018 and December 31, 2017 consists of the following:

	Successor	Predecessor
(Amounts in thousands)	September 29, 2018	December 31, 2017
Senior secured asset based revolving credit facility	$110,000	$—
Term Loan Facility due 2021, net of unamortized early tender premium, discount, and debt issuance costs of $0 and $10,560, respectively	—	203,315
Cash Flow Revolver due 2023	—	—
6.50% Senior Notes due 2022, net of unamortized early tender premium, discount, and debt issuance costs of $0 and $41,681, respectively	—	608,319
Term Loan Facility due 2025, net of unamortized discount, and debt issuance costs of $48,365 and $0, respectively	1,702,247	—
8.00% Senior Notes due 2026, net of unamortized discount, and debt issuance costs of $26,101 and $0, respectively	618,899	—
	$2,431,146	$811,634
Less current portion of long-term debt	(17,550)	(4,300)
	$2,413,596	$807,334

Successor Debt

To finance the Merger described in Note 2 - Acquisitions, the Company incurred $2,400.0 million of debt obligations. The debt obligations include the following debt agreements:

Term Loan Facility due 2025 and Cash Flow Revolver due 2023

On April 12, 2018, the Company entered into a Cash Flow Credit Agreement (the “Cash Flow Credit Agreement”), which provides for (i) a term loan facility (the “Term Loan Facility”) in an original aggregate principal amount of $1,755.0 million, issued with a discount of 0.5%, and (ii) a cash flow-based revolving credit facility (the “Cash Flow Revolver” and together with the Term Loan Facility, the “Cash Flow Facilities”) of up to $115.0 million. The Term Loan Facility amortizes in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum, with the remaining balance payable upon final maturity of the Term Loan Facility on April 12, 2025. There are no amortization payments under the Cash Flow Revolver, and all borrowings under the Cash Flow Revolver mature on April 12, 2023. At September 29, 2018, there was $1,750.6 million outstanding under the Term Loan Facility and there were no amounts drawn on the Cash Flow Revolver.

On November 16, 2018, the Company entered into an incremental term loan facility in connection with the NCI Combination, which increased the aggregate principal amount of the Term Loan Facility by $805.0 million. The proceeds of this incremental term loan facility were used to, among other things, (a) finance the NCI Combination and to pay certain fees, premiums and expenses incurred in connection therewith, (b) repay in full amounts outstanding under the NCI’s existing secured term loan facility and secured asset-based revolving credit facility and (c) repay $325.0 million of borrowings outstanding under the ABL Facility. On November 16, 2018, in connection with the consummation of the NCI Combination, NCI and Ply Gem Midco entered into a joinder agreement with respect to the Cash Flow Facilities, and NCI became the Borrower (as defined in the Cash Flow Credit Agreement) under the Cash Flow Facilities.

The Term Loan Facility bears annual interest at a floating rate measured by reference to, at the Company’s option, either (i) an adjusted LIBOR rate (subject to a floor of 0.00%) plus an applicable margin of 3.75% per annum or (ii) an alternate base rate plus an applicable margin of 2.75% per annum. At September 29, 2018, the interest rate on the Term Loan Facility was as follows:

Rate
Interest rate	6.09%
Effective interest rate	7.95%

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Loans outstanding under the Cash Flow Revolver bear annual interest at a floating rate measured by reference to, at the Company’s option, either (i) an adjusted LIBOR rate (subject to a floor of 0.00%) plus an applicable margin ranging from 2.50% to 3.00% per annum depending on the Company’s secured leverage ratio or (ii) an alternate base rate plus an applicable margin ranging from 1.50% to 2.00% per annum depending on the Company’s secured leverage ratio. Additionally, unused commitments under the Cash Flow Revolver are subject to a fee ranging from 0.25% to 0.50% per annum depending on the Company’s consolidated secured leverage ratio.

The Term Loan Facility may be prepaid at the Company’s option at any time, subject to minimum principal amount requirements. Prepayments of the Term Loan Facility in connection with a repricing transaction (as defined in the Cash Flow Credit Agreement) on or prior to April 12, 2019 are subject to a 1.00% prepayment premium. Prepayments may otherwise be made without premium or penalty (other than customary breakage costs). The Cash Flow Revolver may be prepaid at the Company’s option at any time without premium or penalty (other than customary breakage costs), subject to minimum principal amount requirements.

Subject to certain exceptions, the Term Loan Facility is subject to mandatory prepayments in an amount equal to:

•	the net cash proceeds of (1) certain asset sales, (2) certain debt offerings and (3) certain insurance recovery and condemnation events; and

•	50% of annual excess cash flow (as defined in the Cash Flow Credit Agreement), subject to reduction to 25% and 0% if specified secured leverage ratio targets are met to the extent that the amount of such excess cash flow exceeds $10.0 million. The annual excess cash flow assessment will begin for the Company’s 2019 fiscal year.

The obligations under the Cash Flow Credit Agreement are guaranteed by Ply Gem Intermediate, Inc., the parent company of Ply Gem Midco, and each direct and indirect wholly-owned U.S. restricted subsidiary of the Company, subject to certain exceptions, and are secured by:

•	a perfected security interest in substantially all tangible and intangible assets of the Company and each subsidiary guarantor (other than ABL Priority Collateral (as defined below)), including the capital stock of the Company and each direct material wholly-owned U.S. restricted subsidiary owned by the Company and each subsidiary guarantor, and 65% of the capital stock of any non-U.S. subsidiary held directly by the Company or any subsidiary guarantor, subject to certain exceptions (the “Cash Flow Priority Collateral”), which security interest will be senior to the security interest in the foregoing assets securing the ABL Facility; and

•	a perfected security interest in the ABL Priority Collateral, which security interest will be junior to the security interest in the ABL Priority Collateral securing the ABL Facility.

The Cash Flow Revolver includes a financial covenant set at a maximum secured leverage ratio of 7:75 to 1.00, which will apply if the outstanding amount of loans and drawings under letters of credit which have not then been reimbursed exceeds a specified threshold at the end of any fiscal quarter.

ABL Facility due 2023

On April 12, 2018, the Company entered into an ABL Credit Agreement (the “ABL Credit Agreement”), which provides for an asset-based revolving credit facility (the “ABL Facility”) of up to $360.0 million, consisting of (i) $285.0 million available to U.S. borrowers (subject to U.S. borrowing base availability) (the “ABL U.S. Facility”) and (ii) $75.0 million available to both U.S. borrowers and Canadian borrowers (subject to U.S. borrowing base and Canadian borrowing base availability) (the “ABL Canadian Facility”). The Company and, at the Company’s option, certain of the Company’s subsidiaries are the borrowers under the ABL Facility. All borrowings under the ABL Facility mature on April 12, 2023.

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On October 15, 2018, the Company entered into an incremental asset-based revolving credit facility of $36.0 million in connection with the Silver Line Acquisition, which upsized the ABL Facility to $396.0 million in the aggregate, and with (x) the ABL U.S. Facility being increased from $285.0 million to $313.5 million and (y) the ABL Canadian Facility being increased from $75.0 million to $82.5 million. On November 16, 2018, the Company entered into an incremental asset-based revolving credit facility of $215.0 million in connection with the NCI Combination, which upsized the ABL Facility to $611.0 million in the aggregate, and with (x) the ABL U.S. Facility being increased $313.5 million to approximately $483.7 million and (y) the ABL Canadian Facility being increased from $82.5 million to approximately $127.3 million. On November 16, 2018, in connection with the consummation of the NCI Combination, NCI and Ply Gem Midco entered into a joinder agreement with respect to the ABL Facility, and NCI became the Parent Borrower (as defined in the ABL Credit Agreement) under the ABL Facility.

Borrowing availability under the ABL Facility is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of eligible inventory, eligible accounts receivable and eligible credit card receivables, less certain reserves and subject to certain other adjustments as set forth in the ABL Credit Agreement. Availability is reduced by issuance of letters of credit as well as any borrowings. As of September 29, 2018, the Company had the following in relation to the ABL Facility:

(in thousands)	September 29, 2018
Excess availability	$230,032
Revolving loans outstanding	110,000
Letters of credit outstanding	13,716

Loans outstanding under the ABL Facility bear interest at a floating rate measured by reference to, at the Company’s option, either (i) an adjusted LIBOR rate (subject to a LIBOR floor of 0.00%) plus an applicable margin ranging from 1.25% to 1.75% per annum depending on the average daily excess availability under the ABL Facility or (ii) an alternate base rate plus an applicable margin ranging from 0.25% to 0.75% per annum depending on the average daily excess availability under the ABL Facility. Additionally, unused commitments under the ABL Facility are subject to a 0.25% per annum fee. At September 29, 2018, the weighted average interest rate on the ABL Facility was 3.84%.

The obligations under the ABL Credit Agreement are guaranteed by Ply Gem Intermediate, Inc., the parent company of Ply Gem Midco, and each direct and indirect wholly-owned U.S. restricted subsidiary of the Company, subject to certain exceptions, and are secured by:

•	a perfected security interest in all present and after-acquired inventory, accounts receivable, deposit accounts, securities accounts, and any cash or other assets in such accounts and other related assets owned by the Company and the U.S. subsidiary guarantors and the proceeds of any of the foregoing, except to the extent such proceeds constitute Cash Flow Priority Collateral, and subject to certain exceptions (the “ABL Priority Collateral”), which security interest is senior to the security interest in the foregoing assets securing the Cash Flow Facilities; and
•	a perfected security interest in the Cash Flow Priority Collateral, which security interest will be junior to the security interest in the Cash Flow Collateral securing the Cash Flow Facilities.

Additionally, the obligations of the Canadian borrowers under the ABL Credit Agreement are guaranteed by each direct and indirect wholly-owned Canadian restricted subsidiary of the Canadian borrowers, subject to certain exceptions, and are secured by substantially all assets of the Canadian borrowers and the Canadian subsidiary guarantors, subject to certain exceptions.

The ABL Credit Agreement includes a minimum fixed charge coverage ratio of 1.00 to 1.00, which is tested only when specified availability is less than 10.0% of the lesser of (x) the then applicable borrowing base and (y) the then aggregate effective commitments under the ABL Facility, and continuing until such time as specified availability has been in excess of such threshold for a period of 20 consecutive calendar days.

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8.00% Senior Notes due 2026

On April 12, 2018, the Company issued $645.0 million at a discount of 2.25% in aggregate principal amount of 8.00% Senior Notes due 2026 (the “8.00% Senior Notes”). The 8.00% Senior Notes bear interest at 8.00% per annum and will mature on April 15, 2026. Interest is payable semi-annually in arrears on April 15 and October 15. The effective interest rate for the 8.00% Senior Notes was 8.75% as of September 29, 2018, after considering each of the different interest expense components of this instrument, including the coupon payment and the deferred debt issuance costs.

On November 16, 2018, in connection with the consummation of the NCI Combination, NCI entered into a supplemental indenture and assumed the obligations of Ply Gem Midco as issuer under the indenture governing the 8.00% Senior Notes.

The 8.00% Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s wholly-owned domestic subsidiaries that guarantee the Company’s obligations under the Cash Flow Facilities or the ABL Facility (including by reason of being a borrower under the ABL Facility on a joint and several basis with the Company or a subsidiary guarantor). The 8.00% Senior Notes are unsecured senior indebtedness and rank equally in right of payment with the Cash Flow Facilities and ABL Facility. The 8.00% Senior Notes are effectively subordinated to all of the Company’s secured debt and are senior in right of payment to all subordinated obligations of the Company.

The Company may redeem the 8.00% Senior Notes in whole or in part at any time as set forth below:

•	prior to April 15, 2021, the Company may redeem the 8.00% Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the redemption date, plus the applicable make-whole premium;

•	prior to April 15, 2021, the Company may redeem up to 40.0% of the original aggregate principal amount of the 8.00% Senior Notes with proceeds of certain equity offerings, at a redemption price of 108%, plus accrued and unpaid interest, if any, to but not including the redemption date; and

•	on or after April 15, 2021, the Company may redeem the 8.00% Senior Notes at specified redemption prices starting at 104% and declining ratably to 100.0% by April 15, 2023, plus accrued and unpaid interest, if any, to but not including the redemption date.

Debt Covenants

The Company’s debt agreements contain a number of covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness; make dividends and other restricted payments; incur additional liens; consolidate, merge, sell or otherwise dispose of all or substantially all assets; make investments; transfer or sell assets; enter into restrictive agreements; change the nature of the business; and enter into certain transactions with affiliates. As of September 29, 2018, the Company was in compliance with all covenants that were in effect on such date.

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Predecessor Debt

Prior to the Merger on April 12, 2018, the Company had senior notes, a term loan facility, and a senior secured asset based revolving credit facility. In conjunction with the Merger (see Note 2 - Acquisitions), these facilities were settled and the agreements were terminated. Certain prepayment penalties and debt extinguishment costs of $71.4 million and related income tax benefit of $16.8 million related to the settlement of these facilities are not reflected in either the Predecessor or Successor consolidated statements of operation and comprehensive income (loss) periods, but instead are presented “on the black line.” The Predecessor debt agreement contained change in control provisions which resulted in the debt becoming due and payable immediately upon the Merger. The Company believes that the blackline presentation is consistent with the timing of the derecognition and extinguishment of the debt. These terminated facility agreements are discussed below.

6.50% Senior Notes due 2022

On January 30, 2014, Ply Gem Industries issued $500.0 million aggregate principal amount of 6.50% Senior Notes due 2022 (the “Predecessor Notes”) at par. On September 19, 2014, Ply Gem Industries issued an additional $150.0 million aggregate principal amount of Predecessor Notes at an issue price of 93.25%. Interest accrued at 6.50% per annum and was paid semi-annually on February 1 and August 1 of each year. All issued and outstanding Predecessor Notes were registered under the Securities Act. The Predecessor Notes would have matured on February 1, 2022. At any time on or after February 1, 2017, Ply Gem Industries was able to redeem the Predecessor Notes, in whole or in part, at declining redemption prices set forth in the indenture governing the Predecessor Notes plus, in each case, accrued and unpaid interest, if any, to the redemption date. The effective interest rate for the Predecessor Notes was 8.39% as of April 12, 2018, after considering each of the different interest expense components of this instrument, including the coupon payment and the deferred debt issuance costs.

The Predecessor Notes were fully and unconditionally and jointly and severally guaranteed on a senior unsecured basis by Ply Gem Holdings and all of the wholly owned domestic subsidiaries of Ply Gem Industries (the “Guarantors”). The indenture governing the Predecessor Notes contains certain covenants that limit the ability of Ply Gem Industries and its restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into agreements restricting their ability to pay dividends, enter into transactions with affiliates, and consolidate, merge or sell assets. In particular, Ply Gem Industries and its restricted subsidiaries may not incur additional debt (other than permitted debt (as defined in the indenture) in limited circumstances) unless, after giving effect to such incurrence, the consolidated interest coverage ratio of Ply Gem Industries would be at least 2.00 to 1.00.

In connection with the closing of the Merger, all outstanding Predecessor Notes were redeemed and the indenture governing the Predecessor Notes was terminated.

Term Loan Facility due 2021

On January 30, 2014, Ply Gem Industries entered into a credit agreement governing the terms of its $430.0 million Term Loan Facility due 2021 (the “Predecessor Term Loan Facility”). Ply Gem Industries originally borrowed $430.0 million under the Predecessor Term Loan Facility on January 30, 2014, with an original discount of approximately $2.2 million, yielding proceeds of approximately $427.9 million. The Predecessor Term Loan Facility would have matured on January 30, 2021. The Predecessor Term Loan Facility required scheduled quarterly payments in an aggregate annual amount equal to 1.00% of the original aggregate principal amount of the Predecessor Term Loan Facility with the balance due at maturity. Interest on outstanding borrowings under the Predecessor Term Loan Facility is paid quarterly.

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Borrowings under the Predecessor Term Loan Facility bore interest at a rate equal to, at Ply Gem Industries’ option, either (a) a base rate determined by reference to the highest of (i) the prime rate of the administrative agent under the credit agreement, (ii) the federal funds rate plus 0.50% and (iii) the adjusted LIBO rate for a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the cost of funds for eurocurrency deposits in dollars for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor, plus, in each case, an applicable margin of 3.00% for any eurocurrency loan and 2.00% for any alternate base rate loan. As of December 31, 2017, the Company’s interest rate on the Predecessor Term Loan Facility was 4.69%. The effective interest rate for the Predecessor Term Loan Facility was 8.60% as of April 12, 2018, after considering each of the different interest expense components of this instrument, including the coupon payment, the deferred debt issuance costs and the original issue discount.

The Predecessor Term Loan Facility allowed Ply Gem Industries to request one or more incremental term loan facilities in an aggregate amount not to exceed the greater of (x) $140.0 million and (y) an amount such that Ply Gem Industries’ consolidated senior secured debt ratio (as defined in the credit agreement), on a pro forma basis, does not exceed 3.75 to 1.00, in each case, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

The Predecessor Term Loan Facility required Ply Gem Industries to prepay outstanding term loans, subject to certain exceptions, with: (i) 50% (which percentage will be reduced to 25% if our consolidated senior secured debt ratio is equal or less than 2.50 to 1.00 but greater than 2.00 to 1.00 and to 0% if our consolidated senior secured debt ratio is equal to or less than 2.00 to 1.00) of our annual excess cash flow (as defined in the credit agreement), to the extent such excess cash flow exceeds $15.0 million; (ii) 100% of the net cash proceeds of certain non-ordinary course asset sales or certain insurance and condemnation proceeds, in each case subject to certain exceptions and reinvestment rights; and (iii) 100% of the net cash proceeds of certain issuances of debt, other than proceeds from debt permitted under the Predecessor Term Loan Facility. Ply Gem Industries was able to voluntarily repay outstanding loans under the Predecessor Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. As of and for the year ended December 31, 2017, the Company’s consolidated senior secured debt ratio was 0.66 and as a result no excess cash flow payment under the Predecessor Term Loan Facility was required. However, the Company elected on November 3, 2017 to voluntarily prepay $40.0 million on the Predecessor Term Loan Facility to further reduce its outstanding indebtedness bringing the cumulative voluntary 2016 and 2017 Predecessor Term Loan Facility payments to $200.0 million as the Company elected on March 10, 2016 and August 4, 2016 to voluntarily prepay $30.0 million on each date and elected on November 4, 2016 to voluntarily pay an additional $100.0 million on the Predecessor Term Loan Facility.

The Predecessor Term Loan Facility was secured on a first-priority lien basis by the stock of Ply Gem Industries and by substantially all of the assets (other than the assets securing the obligations under the ABL Facility, which primarily consist of accounts receivable, inventory, cash, deposit accounts, securities accounts, chattel paper, contract rights, instruments, documents related thereto and proceeds of the foregoing) of Ply Gem Industries and the Guarantors that are subsidiaries of Ply Gem Industries and on a second-priority lien basis by the assets that secure the ABL Facility.

The Predecessor Term Loan Facility included negative covenants, subject to certain exceptions, that are substantially the same as the negative covenants in the Predecessor Notes but does not contain any restrictive financial covenants. The Predecessor Term Loan Facility also restricted the ability of Ply Gem Industries’ subsidiaries to enter into agreements restricting their ability to grant liens to secure the Predecessor Term Loan Facility and contains a restriction on changes in fiscal year.

In connection with the closing of the Merger, all obligations under the Predecessor Term Loan Facility were repaid and the credit agreement governing the Predecessor Term Loan Facility was terminated.

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Senior Secured Asset Based Revolving Credit Facility due 2020

On November 5, 2015, Ply Gem Holdings, Ply Gem Industries, Inc., Gienow Canada Inc., and Mitten Inc. (together with Gienow, the “Canadian Borrowers”) entered into a second amended and restated credit agreement governing the Senior Secured Asset Based Revolving Credit Facility due 2020 (the “Predecessor ABL Facility “). Among other things, the second amendment and restatement of the credit agreement governing the Predecessor ABL Facility: (i) increased the overall facility to $350.0 million from $300.0 million, (ii) established an accordion feature of $50.0 million, (iii) reduced the applicable margin for borrowings under the Predecessor ABL Facility to a range from 1.25% to 2.00% for Eurodollar rate loans, depending on availability, and (iv) extended the maturity until November 5, 2020. Under the Predecessor ABL Facility, $300.0 million is available to Ply Gem Industries and $50.0 million is available to the Canadian Borrowers. The following summary describes the Predecessor ABL Facility after giving effect to the second amendment and restatement. As a result of the November 2015 Predecessor ABL Facility amendment in which the loan syndication consisted of previous members who either maintained or increased their position as well as new syndication members, the Company capitalized new debt issuance costs of $1.5 million.

Borrowings under the Predecessor ABL Facility bore interest at a rate per annum equal to, at Ply Gem Industries’ option, either (a) a base rate determined by reference to the higher of (1) the corporate base rate of the administrative agent under the Predecessor ABL Facility and (2) the federal funds rate plus 0.5% or (b) a Eurodollar rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the Predecessor ABL Facility was 0.50% for base rate loans and 1.50% for Eurodollar rate loans. The applicable margin for borrowings under the Predecessor ABL Facility is subject to step ups and step downs based on average excess availability under the Predecessor ABL Facility. Swingline loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

In addition to paying interest on outstanding principal under the Predecessor ABL Facility, Ply Gem Industries was required to pay a commitment fee in respect of the unutilized commitments thereunder, which fee was determined based on utilization of the Predecessor ABL Facility (increasing when utilization is low and decreasing when utilization is high) multiplied by a commitment fee rate determined by reference to average excess availability under the Predecessor ABL Facility. The commitment fee rate during any fiscal quarter is 0.375% when average excess availability is greater than $100.0 million for the preceding fiscal quarter and 0.25% when average availability is less than or equal to $100.0 million for the preceding fiscal quarter. Ply Gem Industries must also pay customary letter of credit fees equal to the applicable margin on Eurodollar loans and agency fees. As of December 31, 2017, the Company’s interest rate on the Predecessor ABL Facility was approximately 2.56%. The Predecessor ABL Facility requires that if (a) excess availability is less than the greater of (x) 10.0% of the lower of the borrowing base and the aggregate commitments and (y) $25.0 million or (b) any event of default has occurred and is continuing, Ply Gem Industries must comply with a minimum fixed charge coverage ratio test of 1.0 to 1.0. If the excess availability under the Predecessor ABL Facility was less than the greater of (a) 12.5% of the lesser of the borrowing base and the aggregate commitments and (b) $30.0 million ($27.5 million for the months of January, February, March and April) for a period of 5 consecutive days or an event of default has occurred and is continuing, all cash from Ply Gem Industries material deposit accounts (including all concentration accounts) will be swept daily into a collection account controlled by the administrative agent under the Predecessor ABL Facility and used to repay outstanding loans and cash collateralize letters of credit.

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All obligations under the Predecessor ABL Facility were unconditionally guaranteed by Ply Gem Holdings and substantially all of Ply Gem Industries’ existing and future, direct and indirect, wholly owned domestic subsidiaries. All obligations under the Predecessor ABL Facility, and the guarantees of those obligations, were secured, subject to certain exceptions, by substantially all of the assets of Ply Gem Industries and the guarantors, including a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing and a second-priority security interest in, and mortgages on, substantially all of Ply Gem Industries’ and the Guarantors’ material owned real property and equipment and all assets that secure the Predecessor Term Loan Facility on a first-priority basis. In addition to being secured by the collateral securing the obligations of Ply Gem Industries under the domestic collateral package, the obligations of the Canadian Borrowers, which are borrowers under the Canadian sub-facility under the Predecessor ABL Facility, were also secured by a first-priority security interest in substantially all of the assets of such Canadian subsidiaries, plus additional mortgages in Canada, and a pledge by Ply Gem Industries of the remaining 35% of the equity interests of the Canadian Borrowers pledged only to secure the Canadian sub-facility.

The Predecessor ABL Facility contained certain covenants that limit Ply Gem Industries’ ability and the ability of Ply Gem Industries’ subsidiaries to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem their stock, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets.

In connection with the closing of the Merger, all obligations under the Predecessor ABL Facility were repaid and the credit agreement governing the Predecessor ABL Facility was terminated.

7.	PENSION PLANS

The Company has two pension plans, the Ply Gem Group Pension Plan and the MW Manufacturers, Inc. Retirement Plan. The Company’s net periodic benefit expense for the combined plans for the periods indicated consists of the following components:

(Amounts in thousands)	Successor	Predecessor
	Three months ended September 29, 2018	Three months ended September 30, 2017
Service cost	$—	$—
Interest cost	415	459
Expected return on plan assets	(593)	(546)
Amortization of loss	353	351
Net periodic benefit expense	$175	$264

(Amounts in thousands)	Successor	Predecessor	Predecessor
	April 13, 2018 - September 29, 2018	January 1, 2018 - April 12, 2018	Nine months ended September 30, 2017
Service cost	$—	$—	$—
Interest cost	775	470	1,376
Expected return on plan assets	(1,107)	(672)	(1,639)
Amortization of loss	659	400	1,052
Net periodic benefit expense	$327	$198	$789

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8.	COMMITMENTS AND CONTINGENCIES

Indemnifications

In connection with the Ply Gem acquisition, in which Ply Gem Industries was acquired from Nortek, Inc. (“Nortek”) in February 2004, Nortek has agreed to indemnify the Company for certain liabilities as set forth in the stock purchase agreement governing the Ply Gem acquisition. In the event Nortek is unable to satisfy amounts due under these indemnifications, the Company would be liable. The Company believes that Nortek has the financial capacity to honor its indemnification obligations and therefore does not anticipate incurring any losses related to liabilities indemnified by Nortek under the stock purchase agreement. A receivable related to this indemnification has been recorded in other long-term assets of approximately $0.6 million and $1.0 million at September 29, 2018 and December 31, 2017, respectively. As of September 29, 2018 and December 31, 2017, the Company has recorded liabilities related to these indemnifications of approximately $0.3 million and $0.4 million, respectively, in current liabilities and $0.3 million and $0.6 million, respectively, in other long-term liabilities in the Company’s condensed consolidated balance sheets, consisting of the following:

	Successor	Predecessor
(Amounts in thousands)	September 29, 2018	December 31, 2017
Product claim liabilities	$138	$138
Multi-employer pension plan withdrawal liability	179	449
Other	241	439
	$558	$1,026

Warranty claims

The Company sells a number of products and offers a number of warranties. The specific terms and conditions of these warranties vary depending on the product sold. The Company estimates the costs that may be incurred under their warranties and records a liability for such costs at the time of sale. Factors that affect the Company’s warranty liabilities include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company assesses the adequacy of the recorded warranty claims and adjusts the amounts as necessary. As of September 29, 2018 and December 31, 2017, warranty liabilities of approximately $21.6 million and $19.7 million, respectively, have been recorded in current liabilities and approximately $70.4 million and $57.7 million, respectively, have been recorded in long-term liabilities in the Company’s condensed consolidated balance sheets.

Changes in the Company’s short-term and long-term warranty liabilities are as follows:

	Successor	Predecessor
	Three months ended	Three months ended
(Amounts in thousands)	September 29, 2018	September 30, 2017
Balance, beginning of period	$86,121	$78,214
Acquisition/Merger purchase accounting adjustment	5,728	—
Warranty expense during period	6,890	6,432
Settlements made during period	(6,735)	(5,577)
Balance, end of period	$92,004	$79,069

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	Successor	Predecessor	Predecessor
	April 13, 2018 -	January 1, 2018 -	Nine months ended
(Amounts in thousands)	September 29, 2018	April 12, 2018	September 30, 2017
Balance, beginning of period	$78,184	$77,317	$77,293
Acquisition/Merger purchase accounting adjustment	13,775	—	—
Warranty expense during period	12,785	7,226	18,132
Settlements made during period	(12,740)	(6,359)	(16,356)
Balance, end of period	$92,004	$78,184	$79,069

Environmental

The Company is subject to United States and Canadian federal, state, provincial and local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage, treatment, disposal and transport of hazardous waste and other materials, investigation and remediation of contaminated sites, and protection of worker health and safety. From time to time, the Company’s facilities are subject to investigation by governmental authorities. In addition, the Company has been identified as one of many potentially responsible parties for contamination present at certain offsite locations to which it or its predecessors are alleged to have sent hazardous materials for recycling or disposal. The Company may be held liable, or incur fines or penalties, in connection with such requirements or liabilities for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for known or newly-discovered contamination at any of the Company’s properties from activities conducted by it or previous occupants. The amount of any liability, fine or penalty may be material, and certain environmental laws impose strict, and under certain circumstances joint and several, liability for the cost of addressing releases of hazardous substances upon certain classes of persons, including site owners or operators and persons that disposed or arranged for the disposal of hazardous substances at contaminated sites.

MW Manufacturers Inc. (“MW”), a subsidiary of MWM Holding, Inc., entered into an Administrative Order on Consent (the “Consent Order”), effective September 12, 2011, with the United States Environmental Protection Agency (“EPA”), under the Resource Conservation and Recovery Act (“RCRA”), with respect to its Rocky Mount, Virginia property. During 2011, as part of the Consent Order, MW provided the EPA, among other things, a RCRA Facility Investigation Workplan (the “Workplan”) as well as a preliminary cost estimate of approximately $1.8 million for the predicted assessment, remediation and monitoring activities to be conducted pursuant to the Consent Order over the remediation period, which is currently estimated through 2023. In 2012, the EPA approved the Workplan, which MW is currently implementing. The Company has recorded approximately $0.3 million of this environmental liability within current liabilities at September 29, 2018 and December 31, 2017 and approximately $0.9 million and $1.1 million within other long-term liabilities in the Company’s condensed consolidated balance sheets at September 29, 2018 and December 31, 2017, respectively.  The Company may incur costs that exceed our recorded environmental liability. The Company will adjust its environmental remediation liability in future periods, if necessary, as further information develops or circumstances change.

The EPA is investigating groundwater contamination at a Superfund site in York, Nebraska referred to as the “PCE/TCE Northeast Contamination Site”. In 2010, sampling was conducted at the Kroy Building Products, Inc. (“Kroy”) facility in York, Nebraska. In February 2015, the EPA sent Kroy a request for information pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), and in May 2015, Kroy responded to the request for information. In September 2018, the EPA sent Kroy a Special Notice Letter adding Kroy as a potentially responsible party (“PRP”) under an Administrative Settlement Agreement and Order on Consent for Remedial Investigation/Feasibility Study (the “York Consent Order”) with respect to the PCE/TCE Northeast Contamination Site. Novelis Corporation, corporate successor to Alcan Aluminum Corporation and a party to the York Consent Order, is seeking indemnification from Kroy pursuant to a November 1, 1994 Lease and a December 15, 1998 Purchase and Sale Agreement with Alcan Aluminum Corporation. Kroy is seeking indemnification from Novelis Corporation under those same agreements. Kroy also has certain indemnification obligations to the owner of its York, Nebraska property. As a PRP, Kroy could have liability for investigation and remediation costs associated with the contamination. Given the current status of this matter, the Company has not recorded a liability in its condensed consolidated balance sheets as of September 29, 2018 and December 31, 2017.

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Atrium has applied for a Municipal Setting Designation with regard to its former Wylie, Texas facility per the terms of the sale of that facility in 2016. The potential costs related to such matters and their possible impact on future operations are uncertain due in part to the uncertainty as to the extent of pollution, the complexity of applicable government laws and regulations and their interpretations, the varying costs and effectiveness of alternative cleanup technologies and methods, the uncertain level of insurance or other types of recovery and the extent of the Atrium’s involvement. Given the current status of this matter, the Company has not recorded a liability in its condensed consolidated balance sheet as of September 29, 2018.

From time to time, the Company may incur investigation and remediation costs in connection with other facilities it currently owns or operates or previously owned or operated. For example, the Company has a $0.1 million liability included in its condensed consolidated balance sheets at September 29, 2018 and December 31, 2017, for potential contamination issues at its Calgary, Alberta property. In addition, the Company is required to contribute to investigation and remediation costs at various third party waste disposal facilities at which the Company or a related entity has been identified as a potentially responsible party.

The Company is a party to various acquisition and other agreements pursuant to which third parties agreed to indemnify the Company for certain costs relating to environmental liabilities. For example, the Company may be able to recover some of its Rocky Mount, Virginia investigation and remediation costs from U.S. Industries, Inc. and may be able to recover a portion of any costs incurred in connection with the Kroy contamination matter in York, Nebraska from Novelis Corporation as successor to Alcan Aluminum Corporation. The Company’s ability to seek indemnification from parties that have agreed to indemnify it may be limited. There can be no assurance that the Company would receive any funds from these parties, and any related environmental liabilities or costs could have a material adverse effect on our financial condition and results of operations.

Based on current information, the Company is not aware of any environmental compliance obligations, claims or investigations that will have a material adverse effect on its results of operations, cash flows or financial position except as otherwise disclosed in the Company’s condensed consolidated financial statements. However, there can be no guarantee that previously known or newly-discovered matters will not result in material costs or liabilities.

Self-insured risks

The Company maintains a broad range of insurance policies which include general liability insurance coverage and workers compensation. These insurance policies protect the Company against a portion of the risk of loss from claims. However, the Company retains a portion of the overall risk for such claims through its self-insured per occurrence and aggregate retentions, deductibles, and claims in excess of available insurance policy limits. The Company's general liability insurance includes coverage for certain damages arising out of product design and manufacturing defects. The Company’s insurance coverage is generally subject to a per occurrence retention and certain coverage exclusions.

The Company reserves for costs associated with claims, as well as incurred but not reported losses (“IBNR”), based on an outside actuarial analysis of its historical claims. These estimates make up a significant portion of the Company’s liability and are subject to a high degree of uncertainty due to a variety of factors, including changes in type of claims, claims reporting and resolution patterns, frequency and timing of claims, third party recoveries, estimates of claim values, claims management expenses (including legal fees and expert fees), insurance industry practices, the regulatory environment, and legal precedent. Adjustments to estimated reserves are recorded in the period in which the change in estimate occurs.

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Litigation

During the past several years, the Company incurred increased litigation expense primarily related to the claims discussed below. The Company believes it has valid defenses to the outstanding claims discussed below and will vigorously defend all such claims; however, litigation is subject to many uncertainties and there cannot be any assurance that the Company will ultimately prevail or, in the event of an unfavorable outcome or settlement of litigation, that the ultimate liability would not be material and would not have a material adverse effect on the business, results of operations, cash flows or financial position of the Company.

In John Gulbankian v. MW Manufacturers, Inc. (“Gulbankian”), a purported class action filed in March 2010 in the United States District Court for the District of Massachusetts, plaintiffs, on behalf of themselves and all others similarly situated, alleged damages as a result of the defective design and manufacture of certain MW vinyl clad windows. In Eric Hartshorn and Bethany Perry v. MW Manufacturers, Inc. (“Hartshorn”), a purported class action filed in July 2012 in the District Court, plaintiffs, on behalf of themselves and all others similarly situated, alleged damages as a result of the defective design and manufacture of certain MW vinyl clad windows. In April 2014, plaintiffs in both the Gulbankian and Hartshorn cases filed a Consolidated Amended Class Action Complaint, making similar claims against all MW vinyl clad windows.

MW entered into a settlement agreement with plaintiffs as of April 2014 to settle both the Gulbankian and Hartshorn cases on a nationwide basis (the “Vinyl Clad Settlement Agreement”). The Vinyl Clad Settlement Agreement provides that this settlement applies to any and all MW vinyl clad windows manufactured from January 1, 1987 through May 23, 2014, and provides for a cash payment for eligible consumers submitting qualified claims showing, among other requirements, certain damage to their MW vinyl clad windows. The period for submitting qualified claims is the later of: (i) May 28, 2016, or (ii) the last day of the warranty period for the applicable window. On December 29, 2014, the District Court granted final approval of this settlement, as well as MW’s payment of attorneys' fees and costs to plaintiffs' counsel in the amount of $2.5 million. The Company and MW deny all liability in the settlements with respect to the facts and claims alleged. The Company, however, is aware of the substantial burden, expense, inconvenience and distraction of continued litigation, and therefore agreed to settle these matters.

As a result of the Vinyl Clad Settlement Agreement, the Company has a liability of approximately $1.4 million as of September 29, 2018 and December 31, 2017, with $0.7 million as a current liability within accrued expenses and $0.7 million as a noncurrent liability within other long-term liabilities in the Company’s condensed consolidated balance sheets as of September 29, 2018 and December 31, 2017. It is possible that the Company may incur costs in excess of the recorded amounts; however, the Company currently expects that the total net cost will not exceed this liability.

In Anthony Pagliaroni et al. v. Mastic Home Exteriors, Inc. and Deceuninck North America, LLC, a purported class action filed in January 2012 in the United States District Court for the District of Massachusetts, plaintiffs, on behalf of themselves and all others similarly situated, alleged damages as a result of the defective design and manufacture of Oasis composite deck and railing, which was manufactured by Deceuninck North America, LLC (“Deceuninck”) and sold by Mastic Home Exteriors, Inc. (“MHE”). The hearing regarding plaintiffs’ motion for class certification was held on March 10, 2015, and the District Court denied plaintiffs’ motion for class certification on September 22, 2015. On October 6, 2015, plaintiffs filed a petition for interlocutory appeal of the denial of class certification to the U.S. Court of Appeals for the First Circuit, and on April 12, 2016, the Court of Appeals denied this petition for appeal. In June 2018, MHE agreed to settle this matter with Deceuninck and the remaining individual plaintiffs, with all costs being paid by Deceuninck. MHE denies all liability in the settlement with respect to the facts and claims alleged. MHE, however, was aware of the substantial burden, expense, inconvenience and distraction of continued litigation, and therefore agreed to settle this matter.

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In re Ply Gem Holdings, Inc. Securities Litigation was a purported federal securities class action filed on May 19, 2014 in the United States District Court for the Southern District of New York against Ply Gem Holdings, several of its directors and officers, and the underwriters associated with the Company’s initial public offering (“IPO”). It is filed on behalf of all persons or entities, other than the defendants, who purchased the common shares of the Company pursuant and/or traceable to the Company’s IPO and seeks remedies under Sections 11 and 15 of the Securities Act of 1933, alleging that the Company’s Form S-1 registration statement was negligently prepared and materially inaccurate, containing untrue statements of material fact and omitting material information which was required to be disclosed. On October 14, 2014, Strathclyde Pension Fund was certified as lead plaintiff, and class counsel was appointed. Pursuant to the Underwriting Agreement, dated May 22, 2013, entered into in connection with the IPO, the Company has agreed to reimburse the underwriters for the legal fees and other expenses reasonably incurred by the underwriters’ law firm in its representation of the underwriters in connection with this matter. Pursuant to Indemnification Agreements, dated as of May 22, 2013, between the Company and each of the directors and officers named in this action, the Company has agreed to assume the defense of such directors and officers. The parties agreed to settle the matter for approximately $26.0 million, and this settlement was approved by the Court in June 2018. The defendants deny all liability in the settlement and with respect to the facts and claims alleged. The Company, however, is aware of the substantial burden, expense, inconvenience and distraction of continued litigation, and therefore agreed to settle this matter. The Company accrued the settlement costs of $26.0 million within accrued expenses as of December 31, 2017 in the Company’s condensed consolidated balance sheet, and also recognized an insurance receivable of $25.4 million within other current assets that was offset by insurance proceeds of $8.7 million from an insurance carrier, for a net insurance receivable of $16.7 million as of December 31, 2017 in the Company’s condensed consolidated balance sheet as certain of its directors' and officers' liability insurance carriers were to fund the majority of the settlement amount with the Company agreeing to pay certain disputed litigation expenses of approximately $0.6 million. During April 2018, the Company paid $9.3 million to settle this litigation and released the remaining $16.7 million liability and offsetting insurance receivable associated with this settlement.

In Kiefer et al. v. Simonton Building Products, LLC et al., a purported class action filed on October 17, 2016 in the United States District Court for the District of Minnesota, plaintiffs, on behalf of themselves and all others similarly situated, alleged damages as a result of, among other things, the defective design and manufacture of certain Simonton windows containing two-pane insulating glass units. On April 17, 2017, the District Court granted the defendants’ motion to dismiss the complaint. Plaintiffs filed a notice of appeal and its appellant brief on May 16, 2017 and July 7, 2017, respectively, defendants filed its appellee brief on August 7, 2017, and plaintiffs filed its reply brief on August 21, 2017. In June 2018, the parties agreed to settle this matter for a nominal amount. The defendants deny all liability in the settlement and with respect to the facts and claims alleged. The Company, however, was aware of the substantial burden, expense, inconvenience and distraction of continued litigation, and therefore agreed to settle this matter.

In Gazzillo et al. v. Ply Gem Industries, Inc. et al., a purported class action filed on September 26, 2017 in the United States District Court for the Northern District of New York, plaintiffs, on behalf of themselves and all others similarly situated, allege damages as a result of, among other things, the defective design and manufacture of certain vinyl siding products. The plaintiffs seek a variety of relief, including (i) economic and compensatory damages, (ii) punitive or other exemplary damages, (iii) pre- and post-judgment interest, and (iv) attorneys’ fees and costs of litigation. On March 2, 2018, defendants filed a motion to dismiss the complaint, and on October 22, 2018, the District Court granted the defendants’ motion to dismiss the complaint. The damages sought in this action have not yet been quantified.

Certain shareholders holding approximately 1,172,009 shares of Ply Gem Holdings common stock (the “Shares”) have exercised appraisal rights to demand appraisal of their Shares in connection with the Ply Gem Merger.  By exercising appraisal rights, these shareholders seek an appraisal for, and to be paid the “fair value” in cash of, their Shares (as determined by the Court of Chancery of the State of Delaware) instead of receiving the merger consideration of $21.64 in cash, without interest, per share (the “Merger Consideration”) paid pursuant to the Ply Gem Merger Agreement.  On December 6, 2018, the Company settled the appraisal action for an immaterial amount to avoid the substantial burden, expense, inconvenience and distraction of continued litigation. As of September 29, 2018, the Company has a current liability of $3.5 million within accrued expenses on its condensed consolidated balance sheets for this appraisal rights liability. During July 2018, Ply Gem Holdings paid $41.4 million in connection with this appraisal rights matter in order to reduce the interest accruing on the claim, and this amount has been recognized as a financing activity within the Company’s condensed consolidated statement of cash flows.

Other contingencies

The Company is subject to other contingencies, including legal proceedings and claims arising out of its operations and businesses that cover a wide range of matters, including, among others, environmental, contract, employment, intellectual property, securities, personal injury, property damage, product liability, warranty, and modification, adjustment or replacement of component parts or units sold, which may include product recalls.  Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.  The Company has used various substances in products and manufacturing operations, which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear.  Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.  Also, it is not possible to ascertain the ultimate legal and financial liability with respect to certain contingent liabilities, including lawsuits, and therefore no such estimate has been made as of September 29, 2018.

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9.	ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses consist of the following at September 29, 2018 and December 31, 2017:

	Successor	Predecessor
(Amounts in thousands)	September 29, 2018	December 31, 2017
Insurance	$10,765	$7,637
Employee compensation and benefits	22,312	19,720
Sales and marketing	56,949	58,131
Product warranty	21,573	19,652
Accrued freight	6,410	3,696
Accrued interest	48,373	18,027
Accrued pension	1,358	1,358
Accrued sales returns and discounts	1,883	1,303
Accrued taxes	18,923	4,735
Undistributed appraisal shares liability	3,531	—
Litigation accrual	700	26,849
Other	45,533	24,749
	$238,310	$185,857

Other long-term liabilities consist of the following at September 29, 2018 and December 31, 2017:

	Successor	Predecessor
(Amounts in thousands)	September 29, 2018	December 31, 2017
Insurance	$3,715	$595
Pension liabilities	12,465	12,805
Multi-employer pension withdrawal liability	179	449
Product warranty	70,431	57,665
Long-term environmental liability	1,069	1,075
Liabilities for tax uncertainties	4,816	4,529
Litigation accrual	644	731
Other	3,390	5,575
	$96,709	$83,424

Long-term incentive plan

Prior to the Merger, the Company sponsored a long-term incentive plan (“LTIP”) for certain employees. The LTIP was implemented to retain and incentivize key employees. In connection with the Merger, each LTIP award outstanding as of April 12, 2018 was cancelled, extinguished, and converted into the right to receive a cash payment, equal to the Merger Consideration for each restricted stock unit under a 2017 LTIP Award, and the applicable amount of cash for each other LTIP award denominated as a fixed dollar amount. The total amount of Merger Consideration for LTIP awards of $17.9 million was paid in April 2018. See Note 2 - Acquisitions for further discussion of the Merger.

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During the three months ended September 29, 2018 and September 30, 2017, the Company recognized an LTIP expense of $0.0 million and $1.3 million, respectively, which has been recorded within selling, general, and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss). During the nine months ended September 29, 2018 and September 30, 2017, the Company recognized an LTIP expense of $1.0 million and $4.0 million, respectively, which has been recorded within selling, general, and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss). The LTIP liability was $0.0 million and $9.5 million as of September 29, 2018 and December 31, 2017, respectively, of which $0.0 million and $6.0 million has been recorded within accrued expenses and $0.0 million and $3.5 million in other long-term liabilities in the condensed consolidated balance sheets as of September 29, 2018 and December 31, 2017, respectively. During the year ended December 31, 2017, the Company made certain modifications to the LTIP program which transformed the 2017 LTIP awards to an equity based award rather than the previous liability award. These changes consisted of granting restricted stock units at the outset of the award rather than a fixed dollar amount which had been the methodology for the previous LTIP awards. As a result, the Company recognized the 2017 LTIP awards within additional paid in capital for $0.1 million and $0.6 million for the nine months ended September 29, 2018 and as of December 31, 2017, respectively.

During the nine months ended September 30, 2017, the Company issued 129,176 shares of its common stock based on a December 30, 2016 closing stock price of $16.25 to settle LTIP awards of $3.3 million. In connection with this settlement, the Company paid $1.2 million to tax authorities on behalf of these employees, which has been recognized as a financing activity in the Company’s condensed consolidated statement of cash flows for the nine months ended September 30, 2017.

10.	INCOME TAXES

Tax Act

The Tax Act enacted on December 22, 2017, makes broad and complex changes to the Internal Revenue Code (the “Code”) including, but not limited to, reducing the U.S. federal corporate tax rate from 35% to 21%, requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries, a new tax named global intangible low taxed income (“GILTI”) which requires a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations, eliminating the corporate Alternative Minimum Tax (“AMT”) and changing how existing AMT credits can be realized, creating the base erosion anti-abuse tax (“BEAT”), creating a general limitation on deductible interest expense, and changing rules related to the utilization of net operating loss carryforwards created in tax years after December 31, 2017.

Due to the complexity of the new GILTI tax rules, the Company is currently evaluating the impact of this new tax. Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either treating taxes due under GILTI as a current-period expense when incurred or factoring these amounts into the Company’s measurement of deferred taxes. The Company has elected to treat tax due under GILTI as a current-period expense when incurred. An estimate of the GILTI has been included in the annual effective tax rate.

ASC 740 Income Taxes requires a company to record the effects of a tax law change in the period of enactment. Due to the complexities involved in accounting for the recently enacted Tax Act, SAB 118 requires that the Company include in its condensed consolidated financial statements a reasonable estimate of the impact of the Tax Act on earnings to the extent such reasonable estimate has been determined. Accordingly, the Company has performed an earnings and profits analysis associated with the one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, and as a result of accumulated losses, there will be no income tax effect recorded as of September 29, 2018 based on the reasonable estimate guidance provided by SAB 118. The Company is continuing to assess the impact from the Tax Act and may record adjustments in 2018.

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Effective tax rate

Under FASB Accounting Standards Codification 740-270, Income Taxes - Interim Reporting, each interim period is considered an integral part of the annual period and tax expense is measured using an estimated annual effective tax rate. Estimates of the annual effective tax rate at the end of interim periods are, of necessity, based on evaluation of possible future events and transactions and may be subject to subsequent refinement or revision. The Company calculates its quarterly tax provision consistent with the guidance provided by ASC 740-270, whereby the Company forecasts its estimated annual effective tax rate then applies that rate to its year-to-date pre-tax book income (loss). In addition, the Company excludes jurisdictions with a projected loss for the year or the year-to-date loss where the Company cannot recognize a tax benefit from its estimated annual effective tax rate. The impact of such an exclusion could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections. In addition to the tax resulting from applying the estimated annual effective tax rate to pre-tax income (loss), the Company includes certain items treated as discrete events to arrive at an estimated effective tax rate. Future changes in the forecasted annual income (loss) projections, tax rate changes, or discrete tax items could result in significant adjustments to quarterly income tax expense (benefit) in future periods in accordance with ASC 740-270.

For the nine months ended September 29, 2018, the Company’s estimated annual effective income tax rate was approximately 8.4% which varied from the statutory rate primarily due to state income tax expense, valuation allowances, GILTI, and foreign income taxes. The effective tax rate including discrete items related to unrecognized tax benefits and adjustments to state income tax rates was 7.5% for the nine months ended September 29, 2018. The tax expense for the three months ended September 29, 2018 was approximately $13.1 million compared to the tax expense of $17.7 for the three months ended September 30, 2017. The tax expense for the nine months ended September 29, 2018 was approximately $8.3 million and the tax expense for the nine months ended September 30, 2017 was approximately $35.9 million.

Valuation allowance

During the year ended December 31, 2016, the Company determined that a valuation allowance was no longer required against its federal deferred tax assets and a portion of its state deferred tax assets. Therefore, the Company released $86.5 million of its total valuation allowance during the year ended December 31, 2016 since positive evidence outweighed negative evidence thereby allowing the Company to achieve the “more likely than not” realization threshold. As of December 31, 2016, the Company was no longer in a three-year cumulative pre-tax loss position due to the significant improvement in the Company’s profitability from the housing market recovery.

As of September 29, 2018 and December 31, 2017, the Company remains in a valuation allowance position against its deferred tax assets for certain state and Canadian jurisdictions as it is currently deemed “more likely than not” that the benefit of such net tax assets will not be utilized as the Company continues to be in a three-year cumulative loss position for these states and Canadian jurisdictions. Prior to the Merger, Atrium was in a full valuation allowance for all domestic jurisdictions. Significant deferred tax liabilities were recorded due to the Merger where the valuation allowances were no longer required for Atrium. The Company is in a net deferred tax liability position where certain state jurisdictions no longer required a valuation allowance. The Company will continue to monitor the positive and negative factors for these jurisdictions and make further changes to the valuation allowances as necessary. As a result of the Merger (see Note 2 - Acquisitions), net operating losses may be subject to limitation under Section 382.

Unrecognized tax benefits

Despite the Company’s belief that its tax return positions are consistent with applicable tax laws, the Company believes that certain positions could be challenged by taxing authorities. The Company’s tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the condensed consolidated financial statements. These reserves have been established based on management’s assessment as to potential exposure attributable to permanent differences and interest and penalties applicable to both permanent and temporary differences. The tax reserves are reviewed periodically and adjusted in light of changing facts and circumstances, such as progress of tax audits, lapse of applicable statutes of limitations and changes in tax law. The Company is currently under examination by various taxing authorities. During the nine months ended September 29, 2018, the tax reserves increased by approximately $0.3 million. The increase is due to interest expense related to unrecognized tax benefits.

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The liability for unrecognized tax benefits as of September 29, 2018 was approximately $4.8 million and is recorded in other long-term liabilities in the accompanying condensed consolidated balance sheet. The corresponding amount of gross unrecognized tax benefit was approximately $16.5 million. The difference between the total unrecognized tax benefits and the amount of the liability for unrecognized tax benefits represents unrecognized tax benefits that have been netted against deferred tax assets related to net operating losses in accordance with ASC 740 in addition to accrued penalties and interest.

Tax Receivable Agreement

On May 22, 2013, the Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with PG ITR Holdco, L.P. (the “Tax Receivable Entity”). The Tax Receivable Agreement generally provides for the payment by the Company to the Tax Receivable Entity of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes in periods ending after the IPO as a result of (i) NOL carryovers from periods (or portions thereof) ending before January 1, 2013, (ii) deductible expenses attributable to the transactions related to the IPO and (iii) deductions related to imputed interest deemed to be paid by the Company as a result of or attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such benefits have been utilized or expired. The Company will retain the benefit of the remaining 15% of these tax savings. The Tax Receivable Agreement will obligate the Company to make payments to the Tax Receivable Entity generally equal to 85% of the applicable cash savings that is actually realized as a result of utilizing NOL carryovers once the tax returns are filed for that respective tax year.

The Company estimates that the total anticipated amount of future payments under the Tax Receivable Agreement could be up to approximately $47.4 million assuming no material changes in the relevant tax law.

As of September 29, 2018, the Company estimates the TRA liability to be approximately $47.4 million, after giving effect to the $5.2 million adjustment that increased the TRA liability during the three months ended June 30, 2018 due to the change of control feature in the agreement that was triggered by the April 12, 2018 Merger and the $0.9 million adjustment that decreased the TRA liability during the three months ended September 29, 2018. The $0.9 million decrease in the TRA liability was due to certain NOLs being utilized in 2017 at the prior federal statutory tax of 35% resulting in the expected increase in future NOL utilization at the current 21% federal tax rate applicable for tax years after December 31, 2017. During January 2018, the Company made a $26.5 million payment to the Tax Receivable Entity in settlement of the NOL usage on the 2016 tax returns.

As of September 29, 2018, the Company had a long-term liability of approximately $23.4 million and a current liability of $24.0 million, for the amount due pursuant to the Tax Receivable Agreement. As of December 31, 2017, the Company had a long-term liability of approximately $18.1 million and a current liability of $51.4 million, for the amount due pursuant to the Tax Receivable Agreement.

Other

As of September 29, 2018, the Company has not established U.S. deferred taxes on unremitted earnings of the Company’s foreign subsidiaries. Notwithstanding the provisions within the American Jobs Creation Act of 2004, the Company continues to consider these amounts to be permanently reinvested. Enactment of the Tax Act imposed a one-time U.S. federal tax on the deemed repatriation of unremitted earnings abroad, which did not have a material impact on the Company’s financial results. The indefinite reinvestment assertion continues to apply for the purpose of determining deferred tax liabilities for U.S. state and foreign withholding tax purposes.

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11.	STOCK-BASED COMPENSATION

A rollforward of Company stock options outstanding during the period from January 1, 2018 to April 12, 2018 is presented below:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Balance at January 1, 2018	2,398,181	$14.02	3.43
Granted	—	—	—
Exercised	(231,878)	12.35	—
Forfeited or expired	—	—	—
April 12, 2018	2,166,303	$14.20	3.34

The Company recorded stock based compensation expense of $0.0 million and $0.1 million for the three months ended September 29, 2018 and September 30, 2017, respectively, and $0.0 million and $0.4 million for the nine months ended September 29, 2018 and September 30, 2017, respectively, related to Company stock option grants.

In connection with the Merger, each Company stock option outstanding as of April 12, 2018 was canceled, extinguished and converted into the right to receive a cash payment equal to the Merger Consideration, less the exercise price applicable to such stock option. See Note 2 - Acquisitions for further discussion of the Merger. The total amount of Merger Consideration for outstanding stock options of $16.0 million was paid in April 2018. No additional stock-based compensation was recognized in the period from April 13, 2018 to September 29, 2018 as there were no outstanding stock-based compensation instruments outstanding during this time period.

Restricted stock

During December 2016, the Company issued an aggregate of 19,420 restricted shares of common stock in an equal number to each of the four independent members of the Board of Directors.  These shares vested over the 2017 calendar period and the Company expensed these items as compensation expense, ratably during 2017. During the three and nine months ended September 30, 2017, the Company expensed approximately $0.1 million and $0.2 million, respectively, related to these grants in selling, general, and administrative expenses within the condensed consolidated statement of operations and comprehensive income (loss).

During December 2017, the Company issued an aggregate of 16,440 restricted shares of common stock in an equal number to each of the four independent members of the Board of Directors.  These shares were scheduled to vest over the 2018 calendar year and the Company expensed these items as compensation expense, ratably during 2018 prior to the Merger. During the three and nine months ended September 29, 2018, the Company expensed approximately $0.0 million and $0.1 million, respectively, related to these grants in selling, general, and administrative expenses within the condensed consolidated statement of operations and comprehensive income (loss). In connection with the Merger, each restricted share outstanding as of April 12, 2018 was canceled, extinguished and converted into the right to receive the Merger Consideration. See Note 2 - Acquisitions for further discussion of the Merger.

12.	SEGMENT INFORMATION

The Company defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. The Company has two reportable segments: (1) Siding, Fencing and Stone and (2) Windows and Doors.

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The income before income taxes of each segment includes the revenue generated on transactions involving products within that segment less identifiable expenses. Unallocated income and expenses include items that are not directly attributed to or allocated to either of the Company’s reporting segments. Such items include interest, legal costs, corporate payroll, and unallocated finance, and accounting expenses. Unallocated corporate assets include cash and certain receivables. Interest expense is presented net of interest income.

Following is a summary of the Company’s segment information:

(Amounts in thousands)	Successor	Predecessor
	Three months ended	Three months ended
	September 29, 2018	September 30, 2017
Net sales
Siding, Fencing and Stone	$275,227	$278,179
Windows and Doors	409,128	286,484
	$684,355	$564,663
Operating earnings (loss)
Siding, Fencing and Stone	$37,592	$48,127
Windows and Doors	31,907	20,251
Unallocated	(15,836)	(6,477)
	$53,663	$61,901

	Successor	Predecessor	Predecessor
	April 13, 2018 -	January 1, 2018 -	Nine months ended
	September 29, 2018	April 12, 2018	September 30, 2017
Net sales
Siding, Fencing and Stone	$522,419	$225,940	$732,609
Windows and Doors	759,872	303,703	806,836
	$1,282,291	$529,643	$1,539,445
Operating earnings (loss)
Siding, Fencing and Stone	$42,736	$15,974	$115,529
Windows and Doors	58,282	7,625	46,405
Unallocated	(33,915)	(75,901)	(22,108)
	$67,103	$(52,302)	$139,826

	Total assets as of
	Successor	Predecessor
	September 29, 2018	December 31, 2017
Total assets
Siding, Fencing and Stone	$1,919,189	$728,502
Windows and Doors	1,900,963	500,278
Unallocated	32,122	90,787
	$3,852,274	$1,319,567

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13.	RELATED PARTY TRANSACTIONS

During March 2015, the Company entered into retention agreements with the Company’s Chief Executive Officer and Chief Financial Officer for $3.0 million and $1.3 million, respectively. These retention agreements incentivized these individuals for three years and required the Company to make cumulative payments of $4.3 million on December 31, 2017, if both individuals remain employed in their current positions on that date. The Company paid these retention amounts during the year ended December 31, 2017.

On January 31, 2018, the date the Ply Gem Merger Agreement was executed, Ply Gem Holdings entered into transaction bonus letter agreements with each of its Chief Executive Officer and Chief Financial Officer, granting each a right to a one-time payment of $7.0 million and $1.8 million, respectively, subject to the consummation of the Merger (each bonus, a “Transaction Bonus”). Payment of each Transaction Bonus was made during May 2018 as the closing of the Merger occurred on April 12, 2018. These Ply Gem Holdings Transaction Bonuses were recognized as acquisition costs in the Predecessor period in the Company’s condensed consolidated statement of operations and comprehensive income (loss). Additionally, prior to the acquisition of Atrium, there were $8.1 million of Transaction Bonuses established by Atrium for the Atrium Chief Executive Officer and various other members of Atrium senior management for one-time payment, subject to the consummation of the Merger and the Atrium transaction. Payment of each Transaction Bonus was made during May 2018 as the closing of the Merger occurred on April 12, 2018. The Ply Gem Holdings and Atrium Transaction Bonuses were part of the accrued purchase consideration along with the appraisal liability of $44.9 million, LTIP and stock option liability of $34.1 million and professional fees of $0.8 million.

During November 2018, the Company entered into a Separation and Consulting Agreement with its Chief Executive Officer in connection with the Merger. The terms of the agreement include pay of approximately $1.9 million to be paid over a 24 month period, inclusion in the Company's management incentive compensation plan on a pro-rata basis through fiscal 2020 and approximately $1.5 million in equity awards to be issued at the closing of the Merger.

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